Exhibit 10.188

RUS Project Designation:

ALASKA 1102-A40

BROADBAND INITIATIVES PROGRAM

LOAN/GRANT AND SECURITY AGREEMENT

dated as of June 1, 2010

between

UNITED UTILITIES, INC.

and

THE UNITED STATES OF AMERICA

UNITED STATES DEPARTMENT OF AGRICULTURE
RURAL UTILITIES SERVICE

BROADBAND INITIATIVES PROGRAM
LOAN/GRANT AND SECURITY AGREEMENT

THIS LOAN/GRANT AND SECURITY AGREEMENT (this "Agreement") dated as of June 1, 2010 is between UNITED UTILITIES, INC. ("Awardee,") a corporation existing under the laws of Alaska, and the UNITED STATES OF AMERICA, acting through the Administrator of the Rural Utilities Service ("RUS.").

The Awardee has applied for financial assistance ("Application") from RUS to finance the construction of a broadband infrastructure project to serve areas that are at least 75% rural.

RUS is willing to extend financial assistance, in the form of a loan and grant to the Awardee, pursuant to the American Recovery and Reinvestment Act of 2009, Pub. L. 111-5, 123 Stat. 115 (2009) (the "Recovery Act"), the Notice of Funds Availability published at 74 Fed. Reg. 33104 and Title VI of the Rural Electrification Act of 1936 (7 U.S.C. 901 et seq.), and all applicable federal regulations, on the terms and conditions stated herein.

The Awardee is willing to secure the loan and grant and its other obligations to RUS on the terms stated herein.

THEREFORE, in consideration of the promises and mutual covenants herein contained, the parties agree and bind themselves as follows:

ARTICLE I – DEFINITIONS

The terms defined herein include both the plural and the singular. Unless otherwise specifically provided, all accounting terms not otherwise defined herein shall have the meanings assigned to them, and all determinations and computations herein provided for shall be made in accordance with Accounting Requirements.

"Accounting Requirements" shall mean the system of accounting prescribed by RUS in RUS Regulations.

"Advance" or "Advances" shall mean the disbursement of Loan and/or Grant funds in accordance with this Agreement.

"Affiliate" or "Affiliated Company" of any specified person or entity means any other person or entity directly or indirectly controlling of, controlled by, under direct or indirect common control with, or related to, such specified person or entity, or which exists for the sole purpose of providing any service to one company or exclusively to companies which otherwise meet the definition of affiliate. This definition includes Variable Interest Entities as described in Financial Accounting Standards Board Interpretation (FIN) No. 46(R), Consolidation of Variable Interest Entities. For the purpose of this definition, "control" means the possession directly or indirectly, of the power to direct or cause the direction of the management and policies of a company, whether such power is exercised through one or more intermediary companies, or alone, or in conjunction with, or pursuant to an agreement with, one or more other companies, and whether such power is established through a majority or minority ownership voting of securities, common directors, officers, or stockholders, voting trust, holding trusts (other than money exchanged) for property or services.

"Application" shall have the meaning as defined in the second paragraph hereof.

"Award" shall mean the Loan or Loan/Grant Combination described in Article III.

"Awardee" shall mean the Loan or Loan/Grant Combination recipient named in the first paragraph hereof.

"BIP" shall mean the Broadband Initiatives Program, administered by RUS and created pursuant to the Recovery Act.

"BIP Contracting, Work Order and Advance Procedures Guide" shall mean the procedures for construction and Advances, attached hereto as Attachment 1.

"Business Day" shall mean any day that RUS and the Department of Treasury are both open for business.

"Collateral" shall mean any and all property pledged as security for the Obligations, including, without limitation, security for the Loan, and other amounts owing to RUS under the Loan-Grant Documents, including, without limitation, the property described in Article IX and on Schedule 2.

"Composite Economic Life" means the weighted (by dollar amount of each class of facility in the Award) average economic life of all classes of facilities in the Award, as determined by RUS.

"Distribution" shall have the meaning as defined in Section 7.9.

"Eligible Purposes" shall mean purposes and expenses which are specified in the NOFA as being eligible for funding.

"Event of Default" shall have the meaning as defined in Article X.

"Expiration Date" shall have the meaning as defined in Paragraph (d) of Section 3.1.

"Form 481" shall have the meaning as defined in Section 4.3(d).

"Grant" shall mean the grant described in Section 3.1.

"Interest Expense" shall mean the accrual of interest on all classes of indebtedness, including capital leases and securities issued by the Awardee and shall also include the amortization of debt issuance expenses, premiums, and discounts.

"Laws" shall have the meaning as defined in paragraph (e) of Article II.

"Loan" shall mean the loan described in Section 3.1.

"Loan/Grant Combination" shall mean, collectively, the loan and grant described in Section 3.1.

"Loan-Grant Documents" shall mean, collectively, this Agreement, Security Documents and the Note(s).

"Material Adverse Effect" shall mean a material adverse effect on, or change in, the condition, financial or otherwise, operations, properties, business or prospects of the Awardee or on the ability of the Awardee to perform its obligations under the Loan-Grant Documents as determined by RUS.

"Net. Income" or "Net Margins" shall mean the amount equal to the income that the Awardee has after subtracting costs and expenses from the total revenue. Costs and expenses include but are not limited to all operations and maintenance expenses, corporate operations, taxes, interest dividends, depreciation, and gains and losses on the disposition of property.

"Net Worth" (equity) shall mean total assets less total liabilities of the Awardee.  Net worth includes the recorded value of capital stock, additional paid-in capital, treasury stock, retained earnings and other comprehensive income.

"NOFA" shall mean the Notice of Funds Availability, published in the Federal Register at 74 Fed. Reg. 33104.

"Note(s)" shall have the meaning as defined in Paragraph (a) of Section 3.2.

"Obligations" shall mean any and all indebtedness, obligations and liabilities of the Awardee to RUS, of every kind and description, direct or indirect, secured or unsecured, joint or several, absolute or contingent, due or to become due, whether for payment or performance, now existing or hereafter arising, howsoever evidenced or created, including, without limitation, all loans (including any loan by renewal or extension); all indebtedness, all Notes, all undertakings to take or refrain from taking any action; and all interest, taxes, fees, charges, expenses, and attorney's fees chargeable to Awardee or incurred by RUS under this Agreement or in any other document or instrument delivered hereunder or as a supplement hereto.

"Permitted Encumbrances" shall mean the liens and encumbrances permitted by the RUS Mortgage.

"Pledged Deposit Account" shall have the meaning as defined in Section 5.4.

"Prior RUS Loan Contract" shall mean the contract identified on Schedule 1 as it may have been amended or supplemented from time to time.

"Project" shall have the meaning as defined in Paragraph (a) of Section 3.4.

"Project Completion" shall mean that all Award funds have been advanced to the Awardee by RUS.

"RE Act" shall mean the Rural Electrification Act of 1936 (7 U.S.C. 901 et seq.).

"RUS Mortgage" shall mean the mortgage identified on Schedule 1 as it may be amended, supplemented and restated from time to time.

"RUS Regulations" shall mean the rules, regulations and bulletins of general applicability published by RUS from time to time, as such rules, regulations and bulletins exist at the date of applicability thereof, and shall also include 7 C.F.R. 3015 (and, by adoption, 48 C.F.R. 31.2 of the Federal Acquisition Regulations), 3016 and 3019 and applicable OMB Circulars, as well as any rule and regulations of other Federal entities which RUS is required by law to implement. Any reference to specific RUS Regulations shall mean the version of and cite to such regulation effective at the date of applicability thereof.

"Security Documents" shall mean, collectively, any mortgage, security agreement, financing statement, deposit account control agreement or other document providing collateral for the Obligations, including without limitation, repayment of the Loan.

"Service Rates" shall mean the rates charged for data, video, voice or any other service proposed in the RUS approved Application.

"Subsidiaries" shall mean the subsidiaries listed in Schedule 1.

"Substantially Complete" shall mean that 67% of Award funds have been advanced to the Awardee by RUS.

"System Design" shall mean the system as described in the RUS approved Application.

"TIER" shall mean the Awardee's total Net Income or Net Margins plus Interest Expense payable for any year divided by Interest Expense payable for such year, as set forth in Section 5.8 hereof.

"Timeline" shall mean the detailed schedule describing the Project build out, submitted with the RUS approved Application, as may be amended from time to time with prior written RUS consent.

"Total Assets" shall mean all property owned by the Awardee. Total assets include current and noncurrent assets such as cash, receivables, material and supplies, prepayments, deferred charges, and investments; fixed assets (plant) such as buildings and equipment, both in service and under construction; as well as capital leases and intangibles.

ARTICLE II - REPRESENTATIONS AND WARRANTIES

Recognizing that RUS is relying hereon, the Awardee represents and warrants, as of the date of this Agreement, as follows:

(a)
Organization; Power, Etc. The Awardee: (i) is the type of organization specified in the first paragraph hereof, duly organized, validly existing, and in good standing under the laws of the State identified in the first paragraph hereof; (ii) is duly qualified to do business and is in good standing in each jurisdiction in which the transaction of its business make such qualification necessary; (iii) has legal power to own and operate its assets and to carry on its business and to enter into and perform its obligations under the Loan-Grant Documents; (iv) has duly and lawfully obtained and maintained all material licenses, certificates, permits, authorizations and approvals necessary to conduct its business or required by applicable Laws; and (v) is eligible to obtain the financial assistance from RUS contemplated by this Agreement.

(b)
Authority. The execution, delivery and performance by the Awardee of this Agreement and the other Loan-Grant Documents and the performance of the transactions contemplated hereby and thereby have been duly authorized by all necessary actions and do not violate any provision of law or any charter, articles of incorporation, organization documents or bylaws of the Awardee or result in a breach of, or constitute a default under, any agreement, security agreement, note or other instrument to which the Awardee is a party or by which it may be bound. The Awardee has not received any notice from any other party to any of the foregoing that a default has occurred or that any event or condition exists that with the giving of notice or lapse of time or both would constitute such a default.

(c)
Consents. No consent, approval, authorization, order, filing, qualification, license, or permit of any governmental authority is necessary in connection with the execution, delivery, performance or enforcement of the Loan-Grant Documents, except such as have been obtained and are in full force and effect.

(d)
Binding Agreement. Each of the Loan-Grant Documents is, or when executed and delivered will be, the legal, valid, and binding obligation of the Awardee, enforceable in accordance with its terms, subject only to limitations on enforceability imposed in equity or by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally.

(e)	Compliance with Laws. The Awardee is in compliance in all material respects with all federal, state and local laws, rules, regulations, ordinances, codes and orders (collectively, "Laws.")

(f)
Litigation. There are no pending or threatened legal, arbitration or governmental actions or proceedings to which the Awardee is a party or to which any of its property is subject which, if adversely determined, could have a Material Adverse Effect.

(g)
Information Submitted with Application. All information, reports, and other documents and data submitted to RUS in connection with the Application were, at the time the same were furnished, complete, and correct in all material respects. Any financial statements or data submitted to RUS in connection with the Application present fairly, in all material respects, the financial position of the Awardee and the results of its operations in conformity with Accounting Requirements. Since the date thereof, there has been no material adverse change in the financial condition or operations of the Awardee.

(h)	Principal Place of Business. The principal place of business and chief executive office of the Awardee is at the address of the Awardee specified in Schedule 1 hereto.

(i)	Organization Number. The Awardee's organization number is correctly identified in Schedule 1 hereto.

(j)	Subsidiaries and Parent. Any subsidiaries or parent of the Awardee are disclosed on the attached Schedule 1.

(k)
Defaults Under Other Agreements. No default by the Awardee has occurred under any agreement or instrument to which the Awardee is a party or to which any of its property is subject that could have a Material Adverse Effect.

(l)
Title to Property. Except as disclosed in writing in the opinion of counsel, the Awardee holds good and marketable title to all of the Collateral, free and clear of any liens, security interests or other encumbrances except for Permitted Encumbrances.

(m)	RUS Mortgage. The RUS Mortgage is in full force and effect, will secure the Obligations, including the Note, and creates a valid first lien on the property pledged thereunder and hereunder.

(n)	Additional Representations and Warranties. The Awardee further represents and warrants as set forth on Schedule 1.

ARTICLE III — THE LOAN AND GRANT

Section 3.1                      Loan and Grant Amounts, Interest Rate, and Expiration Date.

(a)
Loan Amounts. RUS agrees to make and the Awardee agrees to accept, on the terms and conditions stated in this Agreement and subject to 31 U.S.C. 1551 and 1552, a loan, in the amount specified in Schedule 1 hereto (the "Loan").

(b)
Grant Amount. RUS agrees to make and the Awardee agrees to accept, on the terms and conditions stated in this Agreement and subject to 31 U.S.C. 1551 and 1552, a grant, in the amount specified in Schedule 1 hereto (the "Grant").

(c)	Interest Rate. The amount of the Loan specified in Schedule 1 hereto will bear interest on each Advance at the Treasury rate for comparable loans with comparable maturities.

(d)	Expiration Date. The obligation of RUS to advance the Award, or any portion thereof, shall expire on a date ("Expiration Date") three (3) years from the date of this Agreement.

Section 3.2                      Loan-Grant Documents

(a)
The debt created by the Loan will be evidenced by a note(s) ("Note(s)") executed by the Awardee and payable to the United States of America. The Awardee shall repay the Loan in accordance with the Note(s) which shall be payable and bear interest in accordance with its (their) terms.

(b)	The Awardee shall execute the Security Documents, in form and substance satisfactory to RUS, and such other security instruments as required by RUS.

Section 3.3                      Payment

Except as otherwise prescribed by RUS, the Awardee shall make all payments on the Note(s) utilizing electronic fund transfer procedures as specified by RUS.

Section 3.4                      Project

(a)	Loan and Grant Purpose. The Loan and Grant have been made solely to finance the broadband infrastructure project specifically described in the RUS approved Application ("Project.")

(b)
Changes to Project. The Awardee shall obtain the prior written approval of RUS for any material change to the system design, construction, Timeline, delivery of services, and/or objective(s) of the Project.

Section 3.5                      ACH Payments

The Awardee consents to the use of the Automated Clearing House (ACH) Payment System and to the deposit of award funds directly into the Pledged Deposit Account.

ARTICLE IV — CONDITIONS OF FINANCIAL ASSISTANCE

Section 4.1                      Conditions Precedent to Closing

In connection with the execution and delivery of this Agreement, each of the following conditions shall be satisfied (all documents, certificates and other evidence of such conditions are to be satisfactory to RUS in its discretion):

(a)	Legal Matters. All legal matters incident to the consummation of the transactions hereby contemplated shall be satisfactory to counsel for RUS;

(b)	Loan-Grant Documents. RUS shall receive duly executed originals of the Loan- Grant Documents;

(c)	Filed and Recorded Security Documents. RUS shall have received executed, filed and indexed financing statements covering all of the personal property and fixtures of the Awardee;

(d)
Articles of Incorporation, Charter, Bylaws and Organizational Documents. With respect to corporate and cooperative Awardees, RUS shall have received certified copies of the Awardee's most recent articles of incorporation or charter and bylaws. With respect to limited liability companies or similar organizations, RUS shall have received certified copies of the Awardee's most recent organization documents containing provisions reflecting the obligations of the Awardee in paragraphs (c) and (d) of Section 7.3;

(e)
Authorizations. RUS shall have received satisfactory evidence that all Loan-Grant Documents and proceedings of the Awardee necessary for duly authorizing the execution, delivery and performance of the Loan-Grant Documents have been obtained and are in full force and effect;

(f)
Approvals. RUS shall have received satisfactory evidence that the Awardee has duly registered when and where required by law with all state, Federal and other public authorities and regulatory bodies and obtained all authorizations, certificates, and approvals necessary for, or required as a condition of, the validity and enforceability of each of the Loan-Grant Documents;

(g)
Title Evidence. RUS shall have received satisfactory evidence that the Awardee has good and marketable title to its property, including the Project, and holds such franchises, permits, leases, easements, rights, privileges, licenses, or right-of-way instruments, reasonably adequate in form and substance, as may be required by law for the continued maintenance and operation of the existing facilities and Project;

(h)
Management, Service, and Operating Agreements. Except as otherwise provided in Sections 4.2 and/or 4.3 herein, RUS shall have received all management, service, and operating agreements, in form and substance acceptable to RUS, which shall be in accordance with fees or rates presented in the pro forma financial statements submitted to RUS in the RUS approved Application;

(i)
Opinion of Counsel. RUS shall have received an opinion of counsel for the Awardee (who shall be acceptable to RUS) in form and substance acceptable to RUS for each state in which the Awardee operates; and

(j)	Additional Conditions. The Awardee has met all additional conditions specified in Schedule 1 hereto.

Section 4.2                      General Conditions Precedent to RUS' Obligations to Release Funds for Advance

The obligations of RUS hereunder are subject to the satisfaction of each of the following conditions precedent (all documents, certificates and other evidence of such conditions are to be satisfactory to RUS in its discretion):

(a)
Service Rate Evidence. RUS shall have received satisfactory evidence that the Awardee has duly adopted Service Rates for all proposed services which are designed with a view to (i) paying and discharging all taxes, maintenance expenses, and operating expenses of the Awardee, (ii) making all payments in respect of principal and interest on the Note(s) when and as the same shall become due, (iii) providing and maintaining reasonable working capital of the Awardee, and (iv) producing and maintaining the TIER specified in Section 5.8 hereof;

(b)
Fidelity Bond or Theft Insurance Coverage. RUS has received copies of the fidelity bond or theft insurance policy from the Awardee, identifying RUS as a loss payee, from a surety doing business with the United States listed in 31 CFR Part 223, in the amount specified in Schedule 1, covering all officers, employees, or agents of the Awardee authorized to receive, disburse, or receive and disburse the Loan and Grant. Notwithstanding, for current RUS borrowers, RUS may waive this fidelity bond coverage requirement, if, after evaluation, RUS has determined that adequate fidelity bond coverage is already maintained by the Awardee as a RUS borrower under existing loan or guarantee agreements between the Awardee and RUS;

(c)
Current Financial Information and Certificate of Authority. RUS has received from the Awardee: (i) its updated balance sheet, statement of cash flow, and income statement and (ii) a duly authorized and executed certification, Foim 675, "Certification of Authority," designating an officer, employee, or agent of the Awardee as the person or persons authorized to execute and submit, on behalf of the Awardee, RUS Form 481, "Financial Requirement Statement;"

(d)
Deposited Funds. RUS has received from the Awardee evidence, satisfactory to RUS, verifying that the Awardee has maintained on deposit in an account, funds sufficient to complete the Project as specified on Schedule 1; and

(e)	Additional Conditions. The Awardee has met all additional conditions specified in Schedule 1 hereto.

Section 4.3                      Conditions to Individual Advances

The obligations of RUS to approve any Advance are subject to the satisfaction of each of the following conditions precedent on or before the date of such Advance (all documents, certificates and other evidence of such conditions precedent are to be satisfactory to RUS in its discretion):

(a)
Continuing Representations and Warranties. That the representations and warranties of the Awardee contained in this Agreement be true and correct on and as of the date of such Advance as though made on and as of such date;

(b)	Material Adverse Effect. That no event has occurred which has had or could have a Material Adverse Effect;

(c)
Event of Default. That no Event of Default and no event which with the passage of time or giving of notice, or both, would constitute an Event of Default shall have occurred and be continuing, or shall have occurred after giving effect to any Advances on the books of the Awardee;

(d)
Requisitions and Supporting Documentation. That RUS shall have received not more frequently than once a month, unless otherwise agreed to by RUS, a completed RUS Form 481, "Financial Requirement Statement" (hereinafter " Form 481,") bearing the original signature of the officer, employee, or agent of the Awardee authorized to receive, disburse, or receive and disburse the Award, with supporting documentation from the Awardee in accordance with the BIP Contracting, Work Order and Advance Procedures Guide. Advances shall be limited to the minimum amounts required for the Awardee's immediate disbursement needs and shall be requested by the Awardee only for actual immediate cash requirements of the Awardee. Such loan/grant advances shall be provided on a reimbursement basis, or based on unpaid third party invoices for Eligible Purposes, or contracts approved by RUS, in accordance with the BIP Contracting, Work Order and Advance Procedures Guide. Grant funds must be advanced concurrently with Loan funds in the same proportion as the Grant is to the total Award;

(e)
Flood Insurance. That for any Advance used in whole or in part to finance the construction or acquisition of any building in any area identified by the Secretary of Housing and Urban Development pursuant to the Flood Disaster Protection Act of 1973 (the "Flood Insurance Act") or any rules, regulations or orders issued to implement the Flood Insurance Act as any area having special flood hazards, or to finance any facilities or materials to be located in any such building, or in any building owned or occupied by the Awardee and located in such a flood hazard area, the Awardee shall have submitted evidence, in form and substance satisfactory to RUS or RUS has otherwise determined, that (i) the community in which such area is located is then participating in the national flood insurance program, as required by the Flood Insurance Act and any related regulations, and (ii) the Awardee has obtained flood insurance coverage with respect to such building and contents as may then be required pursuant to the Flood Insurance Act and any related regulations;

(f)	Current Financial Information. That RUS has received from the Awardee: its current, updated balance sheets, income statements and statements of cash flow;

(g)	Compliance with Timeline. That RUS has received from the Awardee evidence, satisfactory to RUS, that the Project is being constructed in accordance with the Timeline;

(h)	Compliance with Loan-Grant Documents. That the Awardee is in material compliance with the Loan-Grant Documents and the RUS Mortgage;

(i)	Permits, Licenses and Franchises. That RUS shall have received satisfactory evidence that the Awardee has obtained the permits, licenses, franchises and other approvals identified on Schedule 1;

(j)	Additional Documents. That the Awardee agrees to provide RUS with such additional documents as RUS may request; and

(k)	Additional Conditions. That the Awardee has met all additional conditions specified in Schedule 1 hereto.

Section 4.4	First Advance to Pay Off Pre-Application Expenses and Interim Financing; Restrictions on. Subsequent Advances

Funds to pay off certain pre-application expenses, as defined in the NOFA, and expenditures for Eligible Purposes incurred after submission of the Application to RUS, if any, will be included in the first Advance. Thereafter no further Advances will be made unless and until the Awardee has furnished evidence, in form and content satisfactory to RUS, that such interim financing has been paid in full and any associated liens have been duly discharged of record.

ARTICLE V — AFFIRMATIVE COVENANTS

Section 5.1                      Generally

Unless otherwise agreed to in writing by RUS, while this Agreement is in effect, the Awardee shall duly observe each of the affirmative covenants contained in this Article V.

Section 5.2                      Use of Advances

The Awardee shall expend Award funds only for Eligible Purposes in accordance with the RUS approved line item Project budget and Form(s) 481 submitted to RUS prior to the advance of funds.

Section 5.3	Unused and Disallowed Advances

(a)
The Awardee shall return to RUS forthwith all or any advanced portion of the Loan and Grant not disbursed by the Awardee for the Project or not needed to complete the Project with any interest earned thereon when deposited in the Pledged Deposit Account.

(b)
The Awardee shall reimburse RUS for any advanced funds whose original expenditure has been disallowed by an RUS loan and grant audit. Disallowances shall be satisfied, as directed by RUS, by either administrative offset against other approved purposes on Form(s) 481 or repaying the disallowed amount directly to the United States Treasury. Such disallowed amounts shall accrue interest payable to RUS from the date RUS delivers to the Awardee a written demand for payment. Interest shall accrue on disallowed Loan Advances at the lesser of the following: the interest rate of the disallowed Advance or the then current United States Treasury rate as prescribed by the Secretary of the Treasury in the Federal Register and the Treasury Fiscal Requirements Manual Bulletin. Interest shall accrue on disallowed Grant Advances at the then current United States Treasury rate as prescribed by the Secretary of the Treasury in the Federal Register and the Treasury Fiscal Requirements Manual Bulletin. Closeout of the Loan and Grant will not affect the right of RUS to disallow expenditures and recover, in full, any amount on the basis of a subsequent audit or other review or the Awardee's obligation to return any disallowed expenditures.

Section 5.4                      Deposit of Advances into Pledged Deposit Account

(a)
The Awardee shall open and maintain a deposit account pledged to RUS ("Pledged Deposit Account,") in a bank or depository whose deposits are insured by the Federal Deposit Insurance Corporation or other federal agency acceptable to RUS and shall be identified by the RUS' designation of the Awardee followed by the words "Pledged Deposit Account." The Awardee shall promptly deposit proceeds from all Advances, including previously advanced funds whose original expenditure has been disallowed by an RUS audit into the Pledged Deposit Account. Moneys in the Pledged Deposit Account shall be used solely for the purposes for which Advances were made, or for such other purposes as may be approved in writing by RUS. Deposits and disbursements from the Pledged Deposit Account shall be made and recorded in accordance with the BIP Contracting, Work Order and Advance Procedures Guide.

(b)
First Lien on Pledged Deposit Account. The Awardee shall perfect and maintain a first and prior lien in the Pledged Deposit Account (pursuant to a deposit account agreement or similar agreement or mechanism for perfecting as provided by applicable law) in foam acceptable to RUS.

Section 5.5                      Additional Project Funding

The Awardee shall ensure that adequate funding is in place to complete the Project and will, after obtaining the prior written approval of RUS, obtain additional loans or funds or receive binding commitments for supplemental funding in an amount needed to ensure completion of the Project.

Section 5.6                      Miscellaneous Notices

The Awardee shall furnish to RUS:

(a)
Notice of Default. Promptly after becoming aware thereof, notice of the occurrence of any default under the Loan-Grant Documents or the RUS Mortgage or the receipt of any notice given pursuant to the Loan-Grant Documents or RUS Mortgage with respect to the occurrence of any event which with the giving of notice or the passage of time, or both, could become an Event of Default hereunder, the other Loan-Grant Documents or under the RUS Mortgage.

(b)
Notice of Litigation. Promptly after the commencement thereof, notice of the commencement of all actions, suits or proceedings before any court, arbitrator, or governmental department, commission, board, bureau, agency, or instrumentality affecting the Awardee or any Affiliate which, if adversely determined, could have a Material Adverse Effect.

(c)
Regulatory and Other Notices. Promptly after receipt thereof, copies of any notices or other communications received from any governmental authority with respect to any matter or proceeding which could have a Material Adverse Effect.

(d)	Material Adverse Effect. Promptly after becoming aware thereof, notice of any matter which has resulted or may result in a Material Adverse Effect.

(e)
Corporate Document Changes. Thirty (30) days prior to their effectiveness, any amendments, supplements or modifications to the Awardee's Articles of Incorporation, Charter, Bylaws, Operating Agreement, Members Agreements or other Organizational Documents.

(f)	Other Information. Such other information regarding the condition, financial or otherwise, or operations of the Awardee as RUS may, from time to time, reasonably request.

Section 5.7	Rates and Financial Performance Criteria

The Awardee shall design, charge and maintain rates in effect which (i) pay and discharge all taxes, maintenance expenses and operating expenses of its system (ii) make all payments in respect of principal of and interest on the Note(s) when and as the same shall become due, (iii) provide and maintain reasonable working capital for the Awardee, and (iv) maintain the TIER specified in Section 5.8 hereof.

Section 5.8                      TIER

The Awardee will maintain the TIER required in the Prior RUS Loan Contract and, upon the termination of the obligation to maintain such TIER, will maintain a TIER of 1.0 until the Loan is repaid in full.

Section 5.9                      Corrective Action

Within thirty (30) days of (i) sending the financial reports required by Section 6.3 hereof that shows the TIER specified in Section 5.8 was not achieved for the reported fiscal period or (ii) being notified by RUS that the TIER specified in Section 5.8 was not achieved for the reported fiscal period, whichever is earlier, the Awardee, in consultation with RUS, shall provide a written plan satisfactory to RUS setting forth the actions that shall be taken to achieve the specified TIER on a timely basis and shall promptly implement said plan.

Section 5.10                    Service Obligation

The Awardee shall provide the broadband service described in the RUS approved Application commencing from the date the Project is Substantially Complete for at least as long as the Composite Economic Life of the facilities financed by the Award as specified on Schedule 1. The Awardee may update its service offerings upon receipt of RUS' prior written consent.

Section 5.11	Obligations with Respect to the Construction, Operation and Maintenance of the Project

(a)
Project Management and Operation. The Awardee shall be responsible for the management of the Project and will operate the Project in an efficient and economic manner as well as maintaining the Project in good repair.

(b)
Construction in Accordance with System Design and Timeline. The Awardee shall cause the Project to be constructed and/or built out, and completed in accordance with the system design submitted with the RUS approved Application, as such design may be amended with prior RUS consent, and the Timeline.

(c)
General Insurance Requirements. The Awardee shall take out and maintain insurance on the Project and any other property acquired with the Loan and Grant in accordance with 7 CFR Section 1788 as well as maintaining the fidelity bond or theft insurance coverage required in Section 4.2(b) hereof.

(d)
Contracting. The Awardee may, in accordance with the BIP Contracting, Work Order and Advance Procedures Guide, contract for goods and services to be funded by the Award, using RUS form contracts or private contracts; provided that private contracts must comply with equal employment opportunity and civil rights requirements, as well as the Davis Bacon Act.

(e)	Commencement and Completion of Construction and/or Installation.

(1)	Awardees are required to commence construction and/or installation of the Project within 180 days from the date hereof, and

(2)	The Project shall be Substantially Complete within two years of the date hereof, and Project Completion shall occur within three years of the date hereof.

Section 5.12                     Preservation of Existence and Rights

The Awardee shall take or cause to be taken all such actions as from time to time may be necessary to preserve its existence and to preserve and renew all franchises, contracts, rights of way, easements, permits, and licenses now or hereafter to be granted or conferred upon it, with respect to the Project, the loss of which would have a Material Adverse Effect.

Section 5.13                     Compliance with Laws

Awardees shall comply with all applicable federal and state laws, including but not limited to: (i) The nondiscrimination and equal employment opportunity requirements of Title VI of the Civil Rights Act of 1964, as amended (42 U.S.C. § 2000e et seq., 7 CFR pt. 15); (ii) Section 504 of the Rehabilitation Act (29 U.S.C. § 794 et seq.; 7 CFR pt. 15b); (iii) The Age Discrimination Act of 1975, as amended (42 U.S.C. § 6101 et seq.; 45 CFR pt. 90); (iv) Executive Order 11375, amending Executive Order 11246, Relating to Equal Employment Opportunity (3 CFR pt. 102). See 7 CFR pts. 15 and 15b and 45 CFR pt 90, RUS Bulletin 1790-1 ("Nondiscrimination among Beneficiaries of RUS Programs"), and RUS Bulletin 20-15:320-15 ("Equal Employment Opportunity in Construction Financed with RUS Loans"). The RUS Bulletins are available at http://www.broadbandusa.gov.; (v) The Architectural Barriers Act of 1968, as amended (42 U.S.C. L4151 et seq.); (vi) The Uniform Federal Accessibility Standards (UFAS) (Appendix A to 41 CFR subpart 101-19.6); (vii) The Council on Environmental Quality Regulations for Implementing the Procedural Provisions of NEPA and certain related federal environmental laws, statutes, regulations, and Executive Orders found in 7 CFR1794; and (viii) The Communications Act of 1934, as amended, (47 U.S.C. § 151 et seq.), the Telecommunications Act of 1996, as amended (Pub. L. 104-104, 110 Stat. 56 (1996), and the Communications Assistance for Law Enforcement Act (47 U.S.C. § 1001 et seq.) (CALEA).

Section 5.14                      Equal Opportunity Requirements

(a)
Equal Opportunity Provisions in Construction Contracts. The Awardee shall incorporate or cause to be incorporated into any construction contract, as defined in Executive Order 11246 of September 24, 1965 and implementing regulations, which is paid for in whole or in part with funds obtained from RUS or borrowed on the credit of the United States pursuant to a grant, contract, loan, insurance or guarantee, or undertaken pursuant to any RUS program involving such grant, contract, loan, insurance or guarantee, the equal opportunity provisions set forth in Attachment 2 hereto, entitled Equal Opportunity Contract Provisions.

(b)
Equal Opportunity Contract Provisions Also Bind the Awardee. The Awardee further agrees that it shall be bound by such equal opportunity clause in any federally assisted construction work which it performs itself other than through the permanent work force directly employed by an agency of government.

(c)
Sanctions and Penalties. The Awardee agrees that it shall cooperate actively with RUS and the Secretary of Labor in obtaining the compliance of contractors and subcontractors with the equal opportunity clause and the rules, regulations and relevant orders of the Secretary of Labor, that it shall furnish RUS and the Secretary of Labor such information as they may require for the supervision of such compliance, and that it shall otherwise assist the administering agency in the discharge of RUS' primary responsibility for securing compliance. The Awardee further agrees that it shall refrain from entering into any contract or contract modification subject to Executive Order 11246 with a contractor debarred from; or who has not demonstrated eligibility for, Government contracts and federally assisted construction contracts pursuant to Part II, Subpart D of Executive Order 11246 and shall carry out such sanctions and penalties for violation of the equal opportunity clause as may be imposed upon contractors and subcontractors by RUS or the Secretary of Labor pursuant to Part II, Subpart D of Executive Order 11246. In addition, the Awardee agrees that if it fails or refuses to comply with these undertakings RUS may cancel, terminate or suspend in whole or in part this Agreement, may refrain from extending any further assistance under any of its programs subject to Executive Order 11246 until satisfactory assurance of future compliance has been received from the Awardee, or may refer the case to the Department of Justice for appropriate legal proceedings.

Section 5.15                      Purchases with Award Funds

Except as specifically authorized in writing in advance by RUS, all facilities, materials, equipment, supplies, replacements and all other items purchased with Award funds shall be purchased outright, and not subject to any conditional sales agreement, chattel mortgage, bailment lease or other agreement reserving to the seller any right, title or lien.

Section 5.16                      Awardee to Defend Title and Remove Liens

Except for Permitted Encumbrances, the Awardee will maintain and preserve the lien of this Agreement superior to all other liens affecting the Collateral, and will forever warrant and defend the title to the Collateral against any and all claims and demands whatsoever. The Awardee shall make, execute, acknowledge, deliver, file and record all such mortgages, financing statements, continuation statements, security agreements, instruments and conveyances as is necessary to preserve the lien of this Agreement against the Collateral superior to all other liens. The Awardee shall maintain the Collateral free of all liens except for Permitted Encumbrances, and will promptly pay or discharge any and all obligations for or on account of which any such lien or charge might exist or could be created and any and all lawful taxes, rates, levies, assessments, liens, claims or other charges imposed upon or accruing upon any of the Collateral, as and when the same shall become due and payable; and whenever called upon so to do by RUS will furnish to RUS adequate proof of such payment or discharge; provided, however that this provision shall not be deemed to require the payment or discharge of any tax, rate, levy, assessment or other governmental charge while the Awardee is contesting the validity thereof by appropriate proceedings in good faith and so long as it shall have set aside on its books adequate reserves with respect thereto.

Section 5.17                      Further Assurances

(a)
The Awardee shall from time to time upon written demand of RUS make, execute, acknowledge and deliver or cause to be made, executed, acknowledged and delivered all such further and supplemental mortgages, financing statements, continuation statements, security agreements, instruments and conveyances as may be requested by RUS and take or cause to be taken all such further action as may reasonably be requested by RUS to provide for the securing and payment of the principal of, interest on, and any and all other amounts payable hereunder and under the Note(s) according to the terms thereof and for the purpose of fully conveying, transferring and confirming the property hereby conveyed, mortgaged and pledged or intended so to be, whether now owned by the Awardee or hereafter acquired by it.

(b)
The Awardee shall cause this Agreement, financing statement, continuation statement and every additional instrument which shall be executed pursuant to subsection (a) immediately above, to forthwith upon execution to be filed and recorded and refiled and rerecorded as conveyances and security interests in real and personal property in such manner and in such places as may be required by law or requested by RUS in order to fully preserve the security for the Obligations, including the Loan, and to perfect and maintain the superior lien of this Agreement and all supplemental security instruments.

Section 5.18                      Buy American - General Prohibition and Waiver

For Awardees that are States, local governments, or any agency, subdivision, instrumentality, or political subdivision thereof, pursuant to § 1605 of the Recovery Act, no Loan or Grant funds may be used for the construction, alteration, maintenance, or repair of a public building or public work (as such terms are defined in 2 CFR § 176.140) unless all of the iron, steel, and manufacturing goods used in the project are produced in the United States, except as provided in OMB regulations at 75 Fed. Reg. 14323 (Mar. 25, 2010). Notwithstanding, such Awardees have been granted a general waiver by the Secretary of Agriculture with respect to certain broadband equipment, as outlined in the Federal Register at 74 Fed. Reg. 31402 (July 1, 2009). All other waivers must be requested of RUS pursuant to 2 CFR § 176.60.

Section 5.19                      Nondiscrimination and Interconnection Obligations

The Awardee agrees to (i) adhere to the principles contained in the FCC's Internet Policy Statement (FCC 05-151, adopted August 5, 2005); (ii) not favor any lawful Internet applications and content over others; (iii) display any network management policies in a prominent location on the service providers webpage, provide notice to customers of changes to these policies, such policies include any business practices or technical mechanisms they employ, other than standard best efforts Internet delivery, to allocate capacity; differentiate among applications, providers, or sources, limit usage and manage illegal or harmful content; (iv) connect to the public Internet directly or indirectly, such that the project is not an entirely private closed network; and (v) offer interconnection, where technically feasible without exceeding current or reasonably anticipated capacity limitations, on reasonable rates and terms to be negotiated with requesting parties. This includes both the ability to connect to the public Internet and physical interconnection for the exchange of traffic.

(a)
Notwithstanding the above, the Awardee may not offer interconnection to anyone that will provide services that duplicate services provided by projects funded by outstanding telecommunications loans made under the RE Act. Further, interconnection may not be used for an ineligible purpose under the Recovery Act.

(b)
These obligations are subject to the needs of law enforcement and reasonable network management. As such, the Awardee may employ generally accepted technical measures to provide acceptable service levels to all customers, such as caching and application-neutral bandwidth allocation, as well as measures to address spam, denial of service attacks, illegal content, and other harmful activities.

(c)
In the event the Awardee contracts with another entity to operate the Project, the Awardee shall require such entity to comply with the terms of this Section, expressly including this Section in their contractual arrangement.

(d)	These obligations do not apply to the Awardee's existing network.

Section 5.20                    Davis-Bacon Wage Requirements

The Awardee shall comply with the Davis-Bacon Act, and the guidance found at 29 C.F.R. pts. 1, 3, and 5, such that any covered contract with a contractor or subcontractor in excess of $2,000 for construction, alteration or repair (including painting and decorating) shall contain the contract clauses found in 29 C.F.R. 5.5(a), to ensure that all laborers and mechanics employed on the Project receive payment of not less than the prevailing wage.

Section 5.21                    Additional Affirmative Covenants

The Awardee shall comply with the additional affirmative covenants set forth in Schedule 1 hereto.

ARTICLE VI — ACCOUNTING AND REPORTING

Section 6.1                      Financial Records

(a)
Awardees must establish an accounting system satisfactory to RUS in compliance with Accounting Requirements. Such a system of accounts must account for all funds advanced under this Agreement separately from all other funds for the Project, as required by the Recovery Act.

(b)
The Awardee shall maintain, at its premises, such books, documents, papers, or other records and supporting documents, including, but not limited to, invoices, receipts, payroll records and bills of sale, adequate to identify the purposes for which, and the manner in which Loan, Grant, and other funds were expended on the Project. The Awardee shall at all times keep, and safely preserve, proper books, records and accounts in which full and true entries shall be made of all dealings, business, and affairs of the Awardee and its Subsidiaries, in accordance with its system of accounts complying with Paragraph (a) immediately above. The Awardee shall maintain copies of all documents submitted to RUS in connection with the Award until the later of (i) the Loan being paid in full and all audits have been completed or (ii) three years subsequent to close-out of the Award.

Section 6.2	Rights of Inspection

The Awardee shall afford RUS, the Office of the Inspector General of USDA, and the Government Accountability Office, through their representatives, reasonable opportunity, at all times during business hours and upon prior notice, to have access to and right to inspect the Project, any other property encumbered by the Security Documents, and any and all books, records, accounts, including electronic books, records, accounts and electronic mail messages, regardless of the physical form or characteristics, invoices, contracts, leases, payroll records, canceled checks, statements, and other documents, and papers of every kind belonging to or in any way pertaining to its property or business, including its Subsidiaries, if any, and to make copies or extracts therefrom.

Section 6.3	Annual Audit

Effective after an Advance has been made, one hundred twenty (120) days from the end of the Awardee's current fiscal year and, thereafter, one hundred twenty (120) days from the close of each subsequent fiscal year, the Awardee must submit annual audited financial statements along with a report on compliance and on internal control over financial reporting, and a management letter in accordance with the requirements of 7 CFR 1773. The CPA conducting the annual audit must meet the requirements for a qualified CPA as set forth in 7 CFR § 1773.5. However, if the Awardee is a state, local government, or non-profit organization that expends $500,000 or more of federal funds during its fiscal year, an audit must be performed in accordance with OMB Circular A-133, Audits of States, Local Governments, and Non- Profit Organizations, located at http://www.whitehouse.gov/omb/circulars/a133/a133.html. Awardees are also responsible for ensuring that sub-recipient audit reports are received and for resolving any audit findings.

Section 6.4	BIP Reporting

(a)
Quarterly Report. No later than thirty (30) calendar days after the end of each calendar year quarter the Awardee must submit to RUS utilizing RUS's online Broadband Collection and Analysis System (BCAS), the following information: balance sheets, income statements, statements of cash flow, summaries of its rate packages, the number of customers taking broadband service on a per community basis, the completion status of the build-out and whether the project is Substantially Complete. In addition the Awardee must provide RUS with such other reports concerning the financial condition or operation of the Awardee, including its Subsidiaries, as RUS may request.

(b)
Annual Report. For the lesser of five years or as long as the Awardee is required to provide service hereunder, on each January 31st, starting the first January 31st after Project Completion, the Awardee must submit the following information to RUS utilizing BCAS:

(i)	Number of households and businesses subscribing to broadband service;

(ii)	Number of households and businesses subscribing to broadband service that receive improved access; and

(iii)	Number of educational, library, healthcare, and public safety providers receiving either new or improved access to broadband service.

(c)
Annual Compliance Certificate. Within forty-five (45) days after the close of each calendar year, or more often if requested in writing by RUS, the Awardee shall deliver to RUS a written statement signed by its general manager, managing member, or equivalent corporate official satisfactory to RUS, stating that, during such year the Awardee has fulfilled its obligations under the Loan-Grant Documents throughout such year in all material respects or, if there has been a material default in the fulfillment of such obligations, specifying each such default known to such official and the nature and status thereof.

(d)
Close Out Report. The Awardee shall deliver a close out report to RUS no later than ninety (90) days after the expiration or termination of the Award, or the completion of the Project and expenditure of all Award funds. The close out report shall address: (i) a comparison of actual accomplishments to the objectives set forth in the Application; (ii) a description of problems, delays, or adverse conditions that occurred, or which affected the attainment of overall Project objectives, prevented the meeting of time schedules or objectives, or precluded the attainment of particular Project work elements during established time periods; and (iii) a comparison of how funds were spent against the original general budget submitted with the RUS approved Application.

Section 6.5	Recovery Act Reporting

No later than ten (10) calendar days after each calendar quarter in which the Awardee receives the assistance award funded in whole or part with Award funds, the Awardee shall submit through http://www.federalreporting.gov the information required by 2 C.F.R. 176. The final report should summarize the Awardee's quarterly filings and state whether the project's goals have been satisfied.

ARTICLE VII — NEGATIVE COVENANTS

Section 7.1	General

Unless otherwise agreed to in writing by RUS, while this Agreement is in effect, the Awardee shall duly observe each of the negative covenants set forth in this Article VII.

Section 7.2	Merger, Consolidation, Transfer of Property, or Change in Control

The Awardee shall not, without the prior written consent of RUS, take or suffer to be taken any steps to reorganize, consolidate with or merge into any other corporation, or to sell, lease or transfer (or make any agreement therefore) all or any substantial part of its property, including, without limitation, the Project.

Section 7.3	Covenants for Limited Liability Companies and Similar Awardees

Awardees which are limited liability or similar organizations agree that:

(a)
The death, retirement, resignation, expulsion, termination, bankruptcy or dissolution of any member or the occurrence of any other event that terminates the continued membership of any member shall not cause the Awardee to be dissolved or its affairs to be wound up;

(b)	Prior to the date on which any and all obligations owed to RUS, including the Note evidencing the Loan, are discharged in full, the Awardee shall not be dissolved or terminated;

(c)
The organizational documents of the Awardee shall contain provisions reflecting the obligations of the Awardee in paragraphs (a) and (b) immediately above and such provisions shall not be amended without the prior written consent of RUS; and

(d)
No direct or indirect addition or issuance of any membership units (or any other ownership interest) in the Awardee may be made by the Awardee or its members without the prior written consent of RUS and no transfer, whether individually or in the aggregate, of any membership units (or any other ownership interest) in the Awardee which will result in the transfer of more than 49% of the equity interests (of whatever nature, including voting and non-voting) in the Awardee may be made by the Awardee or its members without the prior written consent of RUS.

Section 7.4	Additional Indebtedness

The Awardee shall not, without the prior written consent of RUS, incur additional secured or unsecured indebtedness other than (i) purchase money security interests, (ii) unsecured trade indebtedness and (iii) other debt arising in the ordinary course of business. Indebtedness under items (i), (ii), and (iii) in the aggregate shall not exceed five percent (5%) of the Awardee's consolidated total assets.

Section 7.5                     Negative Pledge

The Awardee shall not create, incur or suffer any lien, mortgage, pledge, assignment, or other encumbrance on, or security interest on its property, other than Permitted Encumbrances.

Section 7.6                     Contracts

The Awardee shall not, without the prior written consent of RUS, enter into any contract or contracts for the operation or management of all or any substantial part of the Awardee's system, including, without limitation, the Project, and shall not enter into any contract for the use by others of all or any substantial part of its system, including, without limitation, the Project.

Section 7.7                     Salaries

Salaries, wages, and other compensation paid by the Awardee for services, and directors', members', managers' or trustees' fees, shall be reasonable and in conformity with the usual practice of entities of the size and nature of the Awardee.

Section 7.8                      Extension of Credit

Except as specifically authorized in writing in advance by RUS, the Awardee will make no advance payments or loans, or in any manner extend its credit, either directly or indirectly, with or without interest, to any of its directors, trustees, officers, employees, stockholders, members, managers, Affiliates or Affiliated companies; provided, however, that the Awardee may make an investment for any purpose described in section 607(c)(2) of the Rural Development Act of 1972 (including any investment in, or extension of credit, guarantee, or advance made to an Affiliated Company that is used by such Affiliate for such purpose) to the extent that, immediately after such investment: (1) the aggregate of such investments does not exceed one-third of the Net Worth and (2) the Awardee's Net Worth is at least twenty (20) percent of its Total Assets.

Section 7.9                      Distributions or Withdrawals

(a)
The Awardee shall not, without the prior written approval of RUS, make any membership withdrawal, unit redemptions, or other type of profit allocation to its members, if it is a limited liability company, nor make any dividend, stock, capital, capital credit or other distribution in the nature of an investment, guarantee, extension of credit, loan or advance payment on obligations, if it is a corporation or cooperative (all such distributions being hereinafter collectively called "Distributions"); provided, however, the Awardee may make a Distribution after 75% of the Loan funds have been expended as approved if after such Distribution, the Awardee's Net Worth is equal to at least twenty percent (20%) of its Total Assets and the amount of all such Distributions during the calendar year does not exceed twenty-five percent (25%) of the Awardee's Net Income or Net Margins for the prior calendar year.

(b)	Additional Negative Restrictions. The Awardee shall comply with the additional negative restrictions on Distributions and Withdrawals set forth in Schedule 1 hereto.

Section 7.10	Changing Principal Place of Business, Place of Conducting Business, or Type of Organization

The Awardee shall not change its principal place of business, place of conducting business, or type of organization without the prior written consent of RUS.

Section 7.11                    Changing Name or. Place of Incorporation or Organization

The Awardee shall not change its legal name or place of incorporation or organization without giving RUS sixty (60) days prior written notice.

Section 7.12                    Historic Preservation

The Awardee shall not, without the prior written consent of RUS, use any Advance to construct any facility which shall involve any district, site, building, structure or object which is included in, or eligible for inclusion in, the National Register of Historic Places maintained by the Secretary of the Interior pursuant to the Historic Sites Act of 1935 and the National Historic Preservation Act of 1966.

Section 7.13                    Affiliated Transactions

With regard to the Project, the Awardee shall not enter into any transaction, contract, or dealing with an Affiliate of the Avvardee or with the Awardee's or Affiliate's directors, trustees, officers, managers, members (if the Awardee is a limited liability company), or other corporate officials, without the prior written consent of RUS. RUS' consent to advance award funds for affiliated transactions will be limited to an amount which is the lower of cost or market rate and which is subject to verification by RUS and its representatives having access to the books and records of the Affiliate.

Section 7.14                    Preferred Stock

The Awardee shall not issue any new or additional preferred stock without the prior written approval of RUS, which approval shall not be unreasonably withheld if such stock issuance, in RUS' sole opinion, would not be considered a debt instrument under GAAP.

Section 7.15                    Restrictions on Transfers of Property

(a)
Except as provided in Paragraph (b), and excluding any property which the Awardee must sell to customers in the ordinary course of business, the Awardee shall not sell, lease or transfer any Collateral to any other person or entity (including any subsidiary or affiliate of the Awardee) without the prior written consent of the RUS.

(b)
So long as the Awardee is not in default hereunder, the Awardee may, without obtaining the consent of RUS, sell or otherwise dispose of, free from the lien hereof, any of its property which is neither necessary to, nor useful for, the operation of the Awardee's business, or which has become obsolete, worn out, damaged, or otherwise unsuitable for the purposes of the Awardee; provided, however, that the Awardee shall to the extent necessary: (1) replace the same with other property of the same kind and nature, or substitute thereof, which shall be subject to the lien hereof, free and clear of all prior liens, and apply the proceeds, if any, derived from the sale or disposition of such property, which are not needed for the replacement thereof, to the prepayment of the indebtedness on the outstanding Notes; (2) immediately upon the receipt of the proceeds of any sale or disposition of said property, apply the entire amount of such proceeds to the prepayment of the indebtedness evidenced by the Notes; or (3) deposit all or such part of the proceeds derived from the sale or disposition of said property into the Pledged Deposit Account , and shall use the same only for such additions to, or improvements in, the Collateral, on such terms and conditions as RUS shall specify.

Section 7.16                    Restrictions on Changes to Line Item Budget

The Awardee agrees that the budget for the Project is a line item budget and agrees not to make any revisions to the RUS approved line item Project budget, including, without limitation, the part of the budget for construction, without the prior written approval of RUS.

Section 7.17                    Additional Negative Covenants

The Awardee shall comply with the additional negative covenants set forth in Schedule 1 hereto.

ARTICLE VIII - LENDER'S RIGHTS

Section 8.1                      Termination of Award Offer

RUS, in its sole discretion, may terminate the offer to make the Loan or Loan/Grant Combination if it does not receive the Loan-Grant Documents, duly executed on behalf of the Awardee and all conditions in Section 4.1 hereof are not satisfied within sixty (60) days from the date hereof

Section 8.2                      Audits and Compliance Reviews

After giving prior notification to the Awardee, RUS has the right to conduct compliance reviews and audits of the Awardee to assure compliance with the Loan-Grant Documents, NOFA and the Accounting Requirements.

Section 8.3                      Disallowed Expenditures

Upon a determination by RUS that the Awardee did not expend Award funds on Eligible Purposes in accordance with the RUS approved line item Project budget and the Form(s) 481 approved by RUS prior to the advance of funds, RUS may, in its sole discretion:

(a)
Disallow all or a part of the expenditures and disbursements of the Award and require the Awardee to deposit such funds in the Pledged Deposit Account to be applied toward other approved Project purposes on Form(s) 481 or to reimburse the Government, as provided in Section 5.3 hereof;

(b)	Suspend making Advances;

(c)	Take any other action RUS determines to be necessary including, without limitation, exercising any right or remedy available under the Loan-Grant Documents or law.

Section 8.4                      Suspension of Advances

RUS may, in its absolute discretion, suspend making Advances on the Award upon its making a determination that an event has occurred that is likely to have a Material Adverse Effect. RUS may also suspend making advances of the Award upon the occurrence of an Event of Default.

Section 8.5                      Payment Extensions

RUS may, at any time or times in succession without notice to or the consent of the Awardee and upon such terms as RUS may prescribe, grant to any person, firm or entity who shall have become obligated to pay all or any part of the principal of or interest on any note held by or indebtedness owed to RUS or who may be affected by the lien created by the Loan-Grant Documents, an extension of the time for the payment of such principal or interest, and after any such extension the Awardee will remain liable for the payment of such note or indebtedness to the same extent as though it had at the time of such extension consented thereto in writing.

Section 8.6                      Right to Expend Money

RUS shall have the right (without prejudice to any of its rights with respect to any Event of Default) to advance or expend moneys for the purpose of procuring insurance, or for the payment of insurance premiums as required hereunder, or to advance or expend moneys for the payment of taxes, assessments or other charges, or to save the Collateral from sale or forfeiture for any unpaid tax or assessment, or otherwise, or to redeem the same from any tax or other sale, or to purchase any tax title thereon, or to remove or purchase any mechanics' liens or other encumbrance thereon, or to make repairs thereon or to comply with any covenant herein contained or to prosecute and defend any suit in relation to the Collateral or in any manner to protect the Collateral and the title thereto, and all sums so advanced for any of the aforesaid purposes with interest thereon at the highest legal rate, but not in excess of twelve per centum (12%) per annum shall be deemed a charge upon the Collateral and shall be forthwith paid to RUS upon demand It shall not be obligatory for RUS in making any such advances or expenditures to inquire into the validity of any such tax title, or of any such taxes or assessments or sales therefore, or of any such mechanics' liens or other encumbrance.

Section 8.7                      Right to File Financing Statements

RUS shall have the right to file such financing statements and continuation statements on its behalf, as secured party, and on behalf of the Awardee, as debtor, as RUS deems necessary to perfect a first lien on the Collateral and to maintain and preserve such perfected first lien as long as the Loan remains outstanding. The Awardee shall reimburse RUS for any expenses incurred in the exercise of this right.

ARTICLE IX - GRANT OF SECURITY INTEREST

To secure the payment and performance of the Obligations, including, without limitation, the Note(s), the Awardee hereby pledges, assigns, and transfers to RUS, and grants to RUS a continuing security interest in and to all property, tangible and intangible, of every kind, nature or description, now owned, leased, or hereafter acquired by the Awardee, wherever located, including but not limited to, accounts, chattel paper, documents, instruments, general intangibles, licenses, (including, without limitation, those granted by the Federal Communications Commission ("FCC"), subject to the FCC's prior approval of any assignment or transfer of de jure or de facto control of such licenses), permits, equipment, goods, proceeds, products, and accessions, as well as its right, title and interests in fixtures and real property, now owned, leased or hereafter acquired and wherever located, and the property described in Schedule 2 hereto.

ARTICLE X - EVENTS OF DEFAULT

Section 10.1                      Events of Default

The following shall be events of default (each an "Event of Default") under this Agreement:

(a)
Representations and Warranties. Any representation or warranty made by the Awardee in Loan-Grant Documents, Form(s) 481 or any certificate furnished to RUS under the Loan-Grant Documents, or in the Application shall prove to have been incorrect in any material respect at the time made;

(b)
Non-Payment. The nonpayment of any required and due installment of interest on, or principal of, any Note, whether by acceleration or otherwise, which continues for five (5) Business Days, as such term is herein defined;

(c)	Corrective Actions. Default by the Awardee in the observance or performance of Section 5.9;

(d)	Limited Liability Companies. Default by the Awardee or its members in the observance or performance of Section 7.3;

(e)
Improper Expenditures. The Awardee expends Award funds on costs which are not for Eligible Purposes in accordance with the RUS approved line item Project budget and the Form(s) 481 approved by RUS prior to the advance of funds;

(f)	Failure to Keep Adequate Records. The Awardee fails to keep adequate records, including the failure to document Award fund expenditures for Eligible Purposes as required herein;

(g)
Failure to Build in Accordance with Timeline. The Awardee fails to commence build out of the Project within 180 days from the date hereof or otherwise fails to meet or exceed milestones established in the Timeline, as it may be amended with prior written RUS consent;

(h)	Failure to Comply with Accounting and Reporting Requirements. The Awardee fails to comply with the accounting and reporting requirements in Article VI;

(i)
Other Covenants. Default by the Awardee in the observance or performance of any other covenant or agreement contained in any of the Loan-Grant Documents, which shall remain unremedied for thirty (30) calendar days after written notice thereof shall have been given to the Awardee by RUS;

(j)
Adverse Effects. The Awardee shall forfeit or otherwise be deprived of its charter, articles of organization, franchises, permits, easements, consents or licenses required to carry on any material portion of its business or the Awardee files for or an event occurs which can reasonably be expected to result in its dissolution or termination;

(k)
Other Obligations. Default by the Awardee in the payment of any obligation, whether direct or contingent, for borrowed money in excess of ten thousand dollars ($10,000.00) or in the performance or observance of the terms of any instrument pursuant to which such obligation was created or securing such obligation which default shall have resulted in such obligation becoming or being declared due and payable prior to the date on which it would otherwise be due and payable;

(l)
Bankruptcy. A court having jurisdiction in the premises shall enter a decree or order for relief with respect to the Awardee in an involuntary case under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect: (1) appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator, or similar official, or (2) ordering the winding up or liquidation of its affairs; or the Awardee shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian or trustee, of a substantial part of its property, or make any general assignment for the benefit of creditors;

(m)	Dissolution or Liquidation. Other than as provided in the immediately preceding subsection, the dissolution or liquidation of the Awardee, or the filing of such by the Awardee;

(n)
Impaired Business. The failure by the Awardee to promptly forestall or remove any execution, garnishment or attachment of such consequence as shall impair its ability to continue its business or fulfill its obligations and such execution, garnishment or attachment shall not be vacated within thirty (30) days;

(o)
Payment of Final Judgment. A final judgment in an amount of ten thousand dollars ($10,000.00) or more shall be entered against the Awardee and shall remain unsatisfied or without a stay in respect thereof for a period of thirty (30) days; and/or

(p)	Default under RUS Mortgage. An event of default occurs under the RUS Mortgage and is continuing for thirty (30) days.

ARTICLE XI – REMEDIES

Section 11.1                      Generally

(a)
Upon the occurrence of an Event of Default, RUS may pursue all rights and remedies available to RUS that are contemplated by the Loan-Grant Documents and/or the RUS Mortgage in the manner, upon the conditions, and with the effect provided in such documents, and may pursue such other remedies that are generally available at law or in equity including, without limitation, a suit for specific performance, injunctive relief or damages. Nothing herein shall limit the right of RUS to pursue all rights and remedies available to a creditor following the occurrence of an Event of Default listed in Article X hereof. Each right, power and remedy of RUS shall be cumulative and concurrent, and recourse to one or more rights or remedies shall not constitute a waiver of any other right, power or remedy.

(b)
RUS and the Awardee acknowledge they are, respectively, mortgagee and mortgagor, under the RUS Mortgage and agree that the RUS Mortgage secures the Obligations, including the Note, and that the RUS Mortgage creates or will create a first lien on the Collateral. RUS and the Awardee further agree than an Event of Default hereunder shall constitute an event of default under the RUS Mortgage permitting RUS to exercise rights and remedies thereunder.

Section 11.2                      Remedies

In addition to the remedies referred to in Section 11.1 hereof, upon the occurrence of an Event of Default, RUS may:

(a)	Refuse to make any advance or further advance on account of the Award, but any advance thereafter made by RUS shall not constitute a waiver of such default;

(b)
Declare all unpaid principal of and all interest accrued on the Note(s) to be immediately due and payable and upon such declaration all such principal and interest shall become due and payable immediately;

(c)	Terminate the obligation to further advance on account of the Award;

(d)
Take immediate possession of the Collateral, collect and receive all credits, outstanding accounts and bills receivable of the Awardee and all rents, income, revenues and profits pertaining to or arising from the Collateral, or any part thereof, and issue binding receipts therefor; manage and control and operate the Collateral as fully as the Awardee might do if in possession thereof; RUS, any employee or agent of RUS is hereby constituted and appointed as true and lawful attorney-in-fact of the Awardee with full power to (i) notify or require the Awardee to notify any and all Customers that the Collateral has been assigned to RUS and/or that RUS has a security interest in the Collateral; (ii) endorse the name of the Awardee upon any notes, checks, acceptances, drafts, money orders, or other instruments or payment (including payments made under any policy of insurance) that may come into possession of RUS in full or part payment of any amount owing to RUS; (iii) sign and endorse the name of the Awardee upon any invoice, freight, or express bill, bill of lading, storage or warehouse receipt, assignment verification or notice in connection with receivables; (iv) send requests for verifications of Collateral to customers or account debtors; (v) sell, assign, sue for, collect, or compromise payment of all any part of the Collateral in the name of the Awardee or in its own name, or make any other disposition of Collateral, or any part thereof, which disposition may be for cash, credit, or any combination thereof, and RUS may purchase all or any part of the Collateral at public or, if permitted by law, private sale, and in lieu of actual payment of such purchase price may set off the amount of such price against the Obligations; granting to RUS, as the attorney-in-fact of the Awardee, full power of substitution and full power to do any and all things necessary to be done in and about the premises fully and effectually as the Awardee might or could do but for this appointment, hereby ratifying all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof. Neither RUS, its employees, nor its agents shall be liable for any act or omissions or for any error of judgment or mistake of fact or law in its capacity as such attorney-in-fact. This power of attorney is coupled with an interest and shall be irrevocable during the term of this Agreement and so long as any Obligations shall remain outstanding;

(e)
RUS shall have the right to enter and/or remain upon the premises of the Awardee without any obligation to pay rent to the Awardee or others, or any other place or places where any of the Collateral is located and kept and: (i) remove the Collateral therefrom in order to maintain, collect, sell, and/or liquidate the Collateral or, (ii) use such premises, together with materials, supplies, books, and records of the Awardee, to maintain possession and/or the condition of the Collateral, and to prepare the Collateral for sale, liquidation, or collection. RUS may require the Awardee to assemble the Collateral and make it available to RUS at a place to be designated by RUS;

(f)
RUS shall have the right, without prior notice to the Awardee, to exercise rights of setoff or recoupment and apply any and all amounts held or hereafter held, by RUS or owed to the Awardee or for the credit of the Awardee against any and all of the Obligations. RUS agrees to notify the Awardee promptly after any such setoff or recoupment and the application thereof; provided that the failure to give such notice shall not affect the validity of such setoff, recoupment or application. Awardee waives all rights of setoff, deduction, recoupment or counterclaim; and/or

(g)
RUS shall have, in addition to any other rights and remedies contained in this Agreement, and in any other agreements, guarantees, notes, mortgages, instruments, and documents heretofore, now, or at any time or times hereafter executed by the Awardee and delivered to RUS, all of the rights and remedies of a secured party under the Uniform Commercial Code in force in the state identified in the first paragraph hereof; as well as the state where the Collateral is located, as of the date hereof, all of which rights and remedies shall be cumulative, and nonexclusive.

ARTICLE XII - MISCELLANEOUS

Section 12.1                      Notices

All notices, requests and other communications provided for herein including, without limitation, any modifications of, or waivers, requests or consents under, this Agreement shall be given or made in writing (including, without limitation, by telecopy) and delivered to the intended recipient at the "Address for Notices" specified below; or, as to any party, at such other address as shall be designated by such party in a notice to each other party. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when transmitted by telecopier or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as provided for herein. The Addresses for Notices of the respective parties are as follows:

RUS                                                                       Awardee
Rural Utilities Service                                                               See Schedule 1
United States Department of Agriculture
1400 Independence Avenue, S.W.
Washington, D.C.20250-1510
Attention: Administrator
Fax: (202) 720-1725

With a copy to:                                                                  With a copy to:
Rural Utilities Service                                                               See Schedule 1
United States Department of Agriculture
1400 Independence Avenue, S.W.
Stop 1599, Room No. 2868
Washington, D.C. 20250-1599
Attention: Kenneth Kuchno
Fax: (202) 690-4389

Section 12.2                      Notices of Actions Against Collateral

Any notice required to be given by RUS of a sale or other disposition or other intended action by RUS with respect to any of the Collateral, or otherwise, made in accordance with this Agreement at least five (5) days prior to such proposed action, shall constitute fair and reasonable notice to the Awardee of any such action.

Section 12.3                      Application of Proceeds

Any proceeds or funds arising from the exercise of any rights or the enforcement of any remedies herein provided after the payment or provision for the payment of any and all costs and expenses in connection with the exercise of such rights or the enforcement of such remedies shall be applied first, to the payment of indebtedness hereby secured other than the principal of or interest on the Notes; second, to the ratable payment of interest which shall have accrued on the Notes and which shall be unpaid; third, to the ratable payment of or on account of the unpaid principal of the Notes, and the balance, if any, shall be paid to whosoever shall be entitled thereto.

Section 12.4                      Expenses

To the extent allowed by law, the Awardee shall pay all costs and expenses of RUS, including reasonable fees of counsel, incurred in connection with the enforcement of the Loan-Grant Documents or with the preparation for such enforcement if RUS has reasonable grounds to believe that such enforcement may be necessary.

Section 12.5                      Late Payments

If payment of any amount due hereunder is not received at the United States Treasury in Washington, DC, or such other location as RUS may designate to the Awardee within five (5) Business Days after the due date thereof or such other time period as RUS may prescribe from time to time in its policies of general application in connection with any late payment charge (such unpaid amount being herein called the "delinquent amount", and the period beginning after such due date until payment of the delinquent amount being herein called the "late-payment period"), the Awardee shall pay to RUS, in addition to all other amounts due under the terms of the Notes, the Mortgage and this Agreement, any late payment charge as may be fixed from time to time on the delinquent amount for the late-payment period by regulations adopted by RUS.

Section 12.6                      Filing Fees

To the extent permitted by law, the Awardee agrees to pay all expenses of RUS (including the fees and expenses of its counsel) in connection with the filing or recordation of all financing statements and instruments as may be required by RUS in connection with this Agreement, including, without limitation, all documentary stamps, recordation and transfer taxes and other costs and taxes incident to recordation of any document or instrument in connection herewith. Awardee agrees to save harmless and indemnify RUS from and against any liability resulting from the failure to pay any required documentary stamps, recordation and transfer taxes, recording costs, or any other expenses incurred by RUS in connection with this Agreement. The provisions of this section shall survive the execution and delivery of this Agreement and the payment of all other amounts due hereunder or due on the Notes.

Section 12.7                      No Waiver

No failure on the part of RUS to exercise, and no delay in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise by RUS of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

Section 12.8                      Governing Law

This Agreement shall be governed by and construed in accordance with applicable federal law and, in the absence of controlling federal law, by the laws of the State identified in the first paragraph herein, except those that would render such choice of law ineffective.

Section 12.9                      Consent to Jurisdiction

The Awardee hereby irrevocably submits to the jurisdiction of the U.S. District Court for the District of Columbia and the US Court of Appeals for the Federal Circuit (both the "DC Federal Courts") for any action or proceeding arising out of or relating to this Agreement, and hereby irrevocably agrees that all claims in respect of such action or proceeding shall be heard and determined in such federal courts. The Awardee irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the Awardee's address set forth in Schedule 1. The Awardee hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the DC Federal Courts and hereby further irrevocably waives and agrees not to plead or claim in such court that any such action or proceeding brought in any such court has been brought in a forum non conveniens. Nothing herein shall affect the right of the Government to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Awardee in its own jurisdiction.

Section 12.10                    Waiver of Jury Trial

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, SECURED PARTY, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 12.11                    Holiday Payments

If any payment to be made by the Awardee hereunder shall become due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing any interest in respect of such payment.

Section 12.12                    Rescission

The Awardee may elect to rescind the Award, in which event RUS shall release the Awardee from its obligations hereunder, provided the Awardee complies with such terms and conditions as RUS may impose for such release.

Section 12.13                    Successors and Assigns

(a)
This Agreement shall be binding upon and inure to the benefit of the Awardee and RUS and their respective successors and assigns, except that the Awardee may not assign or transfer its rights or obligations hereunder without the prior written consent of RUS.

(b)
Pursuant to federal claims collection laws, RUS' claims hereunder may be transferred to other agencies of the United States of America; in the event of such a transfer, all rights and remedies hereby granted or conferred on RUS shall pass to and inure to the benefit of any such successor agency.

Section 12.14                    Complete Agreement; Waivers and Amendments

Subject to RUS Regulations, this Agreement and the other Loan-Grant Documents are intended by the parties to be a complete and final expression of their agreement. However, RUS reserves the right to waive its rights to compliance with any provision of this Agreement and the other Loan-Grant Documents. No amendment, modification, or waiver of any provision hereof or thereof, and no consent to any departure of the Awardee herefrom or therefrom, shall be effective unless approved in writing by RUS in the form of either a RUS Regulation or other writing signed by or on behalf of RUS, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 12.15                    Headings

The headings and sub-headings contained in the titling of this Agreement are intended to be used for convenience only and do not constitute part of this Agreement.

Section 12.16                    Severability

If any term, provision, condition, or any part thereof, of this Agreement, Note(s) or the Security Documents shall for any reason be found or held invalid or unenforceable by any governmental agency or court of competent jurisdiction, such invalidity or unenforceability shall not affect the remainder of such team, provision, or condition nor any other term, provision, or condition, and this Agreement, the Note(s), and the Security Documents shall survive and be construed as if such invalid or unenforceable term, provision or condition had not been contained therein.

Section 12.17                    Right of Setoff

Upon the occurrence and during the continuance of any Event of Default, RUS is hereby authorized at any time and from time to time, without prior notice to the Awardee, to exercise rights of setoff or recoupment and apply any and all amounts held or hereafter held, by RUS or owed to the Awardee or for the credit or account of the Awardee against any and all of the obligations of the Awardee now or hereafter existing hereunder or under the Note(s). RUS agrees to notify the Awardee promptly after any such setoff or recoupment and the application thereof, provided that the failure to give such notice shall not affect the validity of such setoff, recoupment or application. The rights of RUS under this section are in addition to any other rights and remedies (including other rights of setoff or recoupment) which RUS may have. Awardee waives all rights of setoff, deduction, recoupment or counterclaim.

Section 12.18                    Schedules and Attachments

Each Schedule and Attachment attached hereto and referred to herein is each an integral part of this Agreement.

Section 12.19                    Authority of Representatives of RUS

In the case of any consent, approval or waiver from RUS that is required under this Agreement or any other Loan-Grant Document, such consent, approval or waiver must be in writing and signed by an authorized RUS representative to be effective. As used in this section, "authorized RUS representative" means the Administrator of RUS, and also means a person to whom the Administrator has officially delegated specific or general authority to take the action in question.

Section 12.20                    Prepayment of Loan

In the event the Awardee prepays the entire Loan portion of the Loan within three (3) years from the date hereof, the Awardee shall, within thirty (30) days of making such prepayment, execute a standard grant agreement with the RUS.

Section 12.22                    Term

This Agreement shall remain in effect until one of the following two events has occurred:

(a)	The Awardee and RUS replace this Agreement with another written agreement;

(b)	All of the Awardee's obligations under this Agreement have been discharged and paid.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

UNITED UTILITIES, INCORPORATED

by   /s/ Steve Hamlen__________________
Name: Steve Hamlen
Title: President & CEO

(Seal)

Attested to by:   /s/ Bonnie J. Paskvan_________
Secretary

UNITED STATES OF AMERICA

by   /s/ Jonathan Adelstein______________
Administrator
of the Rural Utilities Service

SCHEDULE 1
Article I               Definitions

1.	Prior RUS Loan Contract: LOAN AGREEMENT dated as of November 2, 2007

2.	RUS Mortgage: RESTATED MORTGAGE, SECURITY AGREEMENT AND FINANCIANG STATEMENT dated as of November 2, 2007

Article II	Representations and Warranties

1.	Paragraph (h) Awardee's principal place of business: 5450 A Street
               Anchorage, Alaska 99518

2.	Paragraph (i) Awardee's Organization Number: 16696D

3.	Paragraph (j) Awardee's Subsidiaries: United-KUC, Inc.

4.	Paragraph (j) Awardee's Parent: GCI Communication Corp.

5.	Paragraph (n) Additional Representations and Warranties:

The Awardee represents and warrants that it is primarily engaged in the business of transmitting communications electrically, electromagnetically, or by light.

Article III	The Loan

1.	Section 3.1(a) Loan amount: $44,158,522

2.	Section 3.1(b) Grant amount: $43,982,240

Article IV	Conditions Precedent to Loan Closing

1.	The additional conditions referred to in Section 4.1(j) are as follows: None

Conditions Precedent to Release of Funds

2.	Section 4.2(b) amount of fidelity bond coverage: $13,221,114

3.	Section 4.2(d) funds deposited for Project completion: None

4.	The additional conditions referred to in Section 4.2(e) are as follows:

The obligations of RUS hereunder are subject to the satisfaction of the following additional conditions ***:

a.	The Awardee has provided RUS with ***of its *** with respect to the ***; and

b.	The *** referred to immediately above in paragraph (a) has concluded.

c.	RUS shall have received the following executed agreements, in form and substance satisfactory to RUS, which incorporate the fees and rates projected for each respective agreement in the Application:

1.	An agreement with GCI Communication Corporation for design and engineering, construction management, and other services;
2.	An agreement with GCI Communications Corporation for operation and maintenance of the Awardee's system outside the existing LEC service area;
3.	An agreement with GCI Communication Corporation for space and power in GCI Communication Corporations facilities.;
4.	An agreement with Unicom, Inc. for space and power in Unicom's existing facilities.

Conditions Precedent to Individual Advances

5. Section 4.3(i) Required permits, licenses, franchise, and other approvals:  None

6. The additional conditions to advance referred to in Section 4.3(k) are as follow:  None

a.	No *** that *** or involves ***, until the Awardee has *** from RUS that the *** in accordance with ***.

b.	No *** until the Awardee provides *** for the site: ***.

c.	No *** for the site: ***.

d.	No *** until the Awardee provides *** or the Awardee provides ***: ***.

Article V                      Affirmative Covenants

1. Section 5.10 Composite Economic Life of RUS financed facilities:  24 years

2. The additional affirmative covenants referred to in Section 5.21 are as follows:  None

a.	Within *** days ***, the Awardee shall provide *** to *** to initiate the *** as to whether *** will ***.

b.	Within *** days *** the Awardee shall provide *** to *** required by ***, in accordance with ***, relating to ***.

c.	The Awardee shall insert the following language in all construction contracts:

If previously unidentified historic properties (that is, properties listed on or eligible for listing on the National Register of Historic Places) or unanticipated effects to historic properties are discovered during Project construction, the construction contractor shall immediately halt all activity within a one hundred (100) foot radius of the discovery, notify United Utilities, Incorporated and law enforcement of the discovery and implement interim measures to protect the discovery from further impact, especially looting and vandalism. Construction shall not resume within a 100 foot radius of the discovery until the construction contractor has received written instructions to proceed from United Utilities, Incorporated.

d.
Immediately upon receipt of notification from the construction contractor that a discovery of unidentified historic properties (properties listed or eligible for listing on the National Register of Historic Places) or unanticipated effects to historic properties are discovered during Project construction, the Awardee shall:

(i)	Inspect the construction site to determine the scope of the discovery and to ensure that construction activities have halted;
(ii)	Clearly mark the area of the discovery;
(iii)	Implement additional measures, as appropriate, to protect the discovery from further impact, especially looting and vandalism;
(iv)	Notify USDA Rural Utilities Service (RUS), Engineering and Environmental Staff, Federal Preservation Officer at 202-720-9583; and
(v)
If the discovery contains human remains, comply with all applicable state laws, notify the State Historic Preservation Office(s) and any Indian Tribes or Hawaiian organizations which might be interested in the discovery.

Article VII                      Negative Covenants

1.	The additional negative restrictions on Distributions and Withdrawals referred to in Section 7.9(b) are as follows: None

2.	The additional negative covenants referred to in Section 7.17 are as follows:

a.	The Awardee agrees not to *** relating to the Project *** and ***

b.	The Awardee agrees not to *** until the Awardee *** that the ***.

c.
The Awardee agrees not to resume construction or authorize a construction contractor to resume construction within a 100 foot radius of a discovery of unidentified historic properties (properties listed or eligible for listing on the National Register of Historic Places) or unanticipated effects to historic properties until receipt of written notification from RUS that the requirements of the National Historic Preservation Act (16 U.S.C. 4700 have been met.

Article XII                      Miscellaneous

1.	Section 12.1 Awardee's address for purposes of notification:

Greg Chapados
Chairman
United Utilities, Inc.
5450 A Street
Anchorage, Alaska 99518
Telephone: (907) 317-0090

2.	Section 12.1 Address for Awardee's notification copy: same as above

SCHEDULE 2

COLLATERAL

1. Collateral shall include the following:

All property, assets, rights, privileges, licenses and franchises of the Awardee of every kind and description, real, personal or mixed, tangible and intangible, of the kind or nature specifically mentioned herein, or any other kind or nature now owned or hereafter acquired or arising by the Awardee (by purchase; consolidation, merger, donation, construction, erection or in any other way) wherever located, including without limitation all or in part the following (hereinafter the "Collateral:")

I

All right, title, and interest of the Awardee in and to the Existing Facilities, buildings, plants, works, improvements, structures, estates, grants, franchises, easements, rights, privileges and properties, whether real, personal, or mixed, tangible or intangible, of every kind or description, now or hereafter owned, leased, constructed, or acquired by the Awardee, wherever located, and in and to all extensions, improvements, and additions thereto, including but not limited to all buildings, plants, works, structures, towers, antennas, fixtures, apparatus, materials, supplies, machinery, tools, implements, poles, posts, crossarms, conduits, ducts, lines, wires, cables, whether underground, overhead, or otherwise, exchanges, switches, including, without limitation, host and remote switches, desks, testboards, frames, racks, motors, generators, batteries, and other items of central office equipment, pay stations, protectors, instruments, connections and appliances, office furniture, equipment, and any and all other property of every kind, nature, and description, used, useful, or acquired for use by the Awardee in connection therewith;

II

All right, title, and interest of the Awardee in, to, and under any and all grants, privileges, rights of way and easements now owned, held, leased, enjoyed or exercised, or which may hereafter be owned, held, leased, acquired, enjoyed or exercised, by the Awardee for the purposes of, or in connection with, the construction or operation by, or on behalf of, the Awardee of its properties, facilities, systems, or businesses, whether underground, overhead, or otherwise, wherever located;

III

All right, title, and interest of the Awardee in, to, and under any and all licenses and permits (including without limitation those granted by the Federal Communications Commission ("FCC"), subject to the FCC's prior approval of any assignment or transfer of de jure or de facto control of such licenses), franchises, ordinances, and privileges, whether heretofore or hereafter granted, issued, or executed, to it or to its assignors by the Government, or by any state, county, township, municipality, village, or other political subdivision thereof, or by any agency, board, commission, or department of any of the foregoing, authorizing the construction, acquisition, or operation of the Awardee's properties, facilities, systems, or businesses, insofar as the same may by law be assigned, granted, bargained, sold, conveyed, transferred, mortgaged, or pledged;

IV

All right, title, and interest of the Awardee in, to, and under all personal property and fixtures of every kind and nature, including without limitation all goods (such as inventory, equipment and any accessions thereto), instruments (such as promissory notes or chattel paper, electronic or otherwise), documents, accounts (such as deposit accounts or trust accounts pursuant hereto or to a loan agreement), letter-of-credit rights, investment property (such as certificated and uncertificated securities or security entitlements and accounts,) software, general intangibles (such as payment intangibles), supporting obligations, contract rights or rights to the payment of money, insurance claims, and proceeds (as such teems are presently and hereafter defined in the UCC; provided, however, that the term "instrument" shall be such term as defined in Article 9 of the UCC rather than Article 3);

V

All right, title, and interest of the Awardee in, to, and under any and all agreements, leases or contracts heretofore or hereafter executed by and between the Awardee and any person, fu 1, corporation, or other corporate entity relating to the Collateral (including contracts for the lease, occupancy, or sale of the Collateral, or any portion thereof);

VI

All right, title, and interest of the Awardee in, to, and under any and all books, records and correspondence relating to the Collateral, including, but not limited to, all records, ledgers, leases, computer and automatic machinery, software, programs, databases, disc or tape files, print-outs, batches, runs, and other electronically-prepared information indicating, summarizing, evidencing, or otherwise necessary or helpful in the collection or realization on the Collateral;

VII

Also, all right, title, and interest of the Awardee in, to, and under all other property, real or personal, tangible or intangible, of every kind, nature, and description, and wherever situated, now or hereafter owned or leased by the Awardee, it being the intention hereof that all such property now owned or leased but not specifically described herein, or acquired or held by the Awardee after the date hereof, shall be as fully embraced within and subjected to the lien hereof as if the same were now owned by the Awardee and were specifically described herein to the extent only, however, that the subjection of such property to the lien hereof shall not be contrary to law;

Together with all rents, income, revenues, proceeds, products, profits and benefits at any time derived, received, or had from any and all of the above-described property of the Awardee;

Provided, however, no automobiles, trucks, trailers, tractors or other vehicles (including without limitation aircraft or ships, if any) owned or used by the Awardee shall be included in the Collateral.

2.	Additionally, property pledged as Collateral shall also include the following specifically described property, if any: None

ATTACHMENT 1

BROADBAND INITIATIVES PROGRAM

CONTRACTING, WORK ORDER AND ADVANCE PROCEDURES GUIDE

Rural Development
United States Department of Agriculture

RURAL UTILITIES SERVICE

Broadband Initiatives Program
Contracting, Work Order and
Advance Procedures Guide

GENERAL

This guide implements and explains the provisions of the loan and grant documents containing the requirements and procedures to be followed by an Awardee performing work to be financed with RUS Recovery funds. The Awardee shall maintain accounting and plant records sufficient to document the cost and location of all construction and to support fund advances and disbursements. The standard Loan and Grant Documents also contain provisions regarding advances and disbursement of broadband funds. This document also implements certain provisions by setting forth requirements and procedures to be followed by the Awardees in obtaining advances and making disbursements of funds.

ABBREVIATIONS

For purpose of this guide:

C.F.R. stands for Code of Federal Regulations.

FRS stands for RUS Form 481, Financial Requirement Statement.

GFR stands for RUS general field representative.

Pub. L. stands for Public Law.

U.S.C. stands for United States Code.

DEFINITIONS

For purposes of this guide:

Advance means transferring funds from RUS to the Awardee's deposit account.

Architect means a person registered as an architect in the state where construction is performed.

Award means any broadband award made by RUS.

Award documents mean the documents covering an award made by RUS, including the loan or grant agreement, note, and mortgage or other security documents between the Awardee and RUS.

Award funds means funds provided by RUS through an award.

Awardee means any organization that has received financing from RUS.

Bid guarantee means a bid bond or certified check required of contractors bidding on construction work to ensure that the bidder, if successful, will furnish a performance bond.

Buy American Requirement means the requirements as stated in the Recovery Act and any associated waivers.

Broadband Service means the minimum transmission rate as defined in the applicable NOFA for the Broadband Initiatives Program, under which the award was made.

Closeout documents mean the documents required to certify satisfactory completion of all obligations under a contract.

Contract means the agreement between the Awardee and an independent contractor covering the purchase and/or installation of equipment or the construction of facilities to deliver broadband services for an Awardee's system.

Contract work means any work performed pursuant to an RUS form contract, or a Non-Standard Contract.

Disbursement means payment by the Awardee out of the deposit account for approved award purposes.

Engineer means a person registered as an engineer in the state where construction is performed, or a person on the Awardee's staff authorized by RUS to perform engineering services.

In-house engineering means any pre-loan or post-loan engineering services performed by the Awardee's staff.

Interim work means any work that commences after an application has been submitted to RUS, but prior to release of award funds.

Non-Standard Contract means a non-RUS form contract for specific work that is submitted by the Awardee, which must be approved by RUS before execution, if it is to be funded.

Outside plant means the part of the telecommunications network that is physically located outside of telecommunication buildings. This includes cable, conduits, poles and other supporting structures and certain other associated equipment items.

Performance bond means a surety bond in form satisfactory to RUS guaranteeing the contractor's faithful performance of a contract. (See 7 CFR Part 1788.)

Plans and specifications means a copy of the appropriate contract, the specifications, and such additional information and documents needed to provide a clear, accurate, and complete understanding of the work to be performed.

Pledged Deposit account means an account required by the award agreement into which all RUS funds are advanced.

RUS means the Rural Utilities Service; an agency of the United States Department of Agriculture and successor to the Rural Electrification Administration.

RUS form contract means contracts identified as a RUS form.

Subcontract means a secondary contract undertaking some of the obligations of a primary contract.

System design means the system described in the approved Application.

Work means any purchase of equipment, software and/or installation, if applicable; construction of facilities; or professional services.

Work order means any work performed by the Awardee's employees, pursuant to its work order procedure, with the Awardee furnishing all materials, equipment, tools, and transportation.

CONTRACTING PROCEDURES

I           GENERAL

All work must conform to the Application, as approved by RUS, and shall be covered by an Environmental Report prepared in accordance with 7 CFR Part 1794 and approved by RUS. No construction and/or installation activities shall commence until all necessary local, state and federal requirements have been satisfied.

All work performed prior to the submission of an application to RUS will not be eligible for financing. In addition, only new materials and equipment may be financed with award funds, unless otherwise approved in writing by RUS.

A.	Interim Work

Once RUS has received an application, the applicant may proceed with interim work. However, this should not be construed as a commitment that RUS will approve the application. To ensure that interim work is eligible for reimbursement with award funds, the Awardee must comply with all the procedures in this Guide, including the following requirements:

(1)	Equal employment opportunity requirements in RUS Bulletin 320-15; and

(2)	Environmental requirements contained in 7 CFR 1794;

B.	Non-Standard Contracts

The Awardee may choose to use a Non-Standard contract to perform work. The Non-Standard Contract must include a provision that it will not be binding on the parties, until administrative approval by RUS has been granted. RUS will not approve use of the Non-Standard Contract if, in RUS' judgment:

(1)	The contract is for work not covered in the approved Application, or is not for an Eligible Purpose;

(2)	The contract terms and conditions, are vague, inadequate, or unreasonable; or

(3)	The contract presents unacceptable loan security risk to RUS.

C.            Contract Amendments

The Awardee shall obtain RUS approval before execution of any amendment to an approved contract if:

(1)	The amendment alters the terms and conditions of the contract or changes the scope of the project covered by the contract regardless of the amount of the contract before amendment;

(2)
The amendment by itself (or together with preceding amendments) increases the original contract price by 20% or more. In this case, a bond extension will be required to bring the penal sum of the bond to the total amended contract price; or

(3)
The amendment causes an unbonded contract to require a contractor's performance bond. This would occur when an amendment increases the contract price to an amount requiring a performance bond per 7 CFR Part 1788, Subpart C.

Once RUS approval to amend the contract has been granted, or for any other contract amendments not requiring approval, the Awardee must submit an original executed amendment to RUS.

D.            Insurance

A performance bond is required for construction of facilities exceeding $250,000, as indicated in 7 CFR Part 1788, Subpart C, or certain significant installation, as outlined in the Agency's memorandum found at http://www.usda.gov/rus/telecom/publications/pdf_files/Contractors-BondRequirement7-28-09.pdf.

The Awardee is responsible for ensuring that its contractor and engineer comply with all the insurance and bond requirements of 7 CFR Part 1788, Subpart C.

E.	Title Clearance

For any building construction over $250,000, the Awardee shall provide title evidence satisfactory to RUS, prior to releasing the invitations to bid.

F.	Software License

As part of an equipment purchase, the original equipment manufacturer may require that the Awardee enter into a software license agreement for the use of the equipment. The Awardee may use RUS Form 390, Software License Agreement—Special Equipment Contract, or a Non- Standard Contract.

G.	Buy American

All iron, steel, or manufactured goods that are purchased with Recovery Act funds by state or local governments, or an instrumentality thereof, which are not included in the Agency's waiver covering Broadband Switching Equipment, Broadband Routing Equipment, Broadband Transport Equipment, Broadband Access Equipment, Broadband Customer Premises Equipment and End- User Devices, or Billing/Operations Systems, shall be subject to the Buy American provision of the Recovery Act, unless a waiver is requested from the RUS. For further details see 74 Fed. Reg. 31402.

H.	Davis-Bacon Act

The Awardee shall comply with The Davis-Bacon Act, and the guidance found at 29 C.F.R pts. 1, 3, and 5, such that any covered contract with a contractor or subcontractor in excess of $2,000 for construction, alteration or repair (including painting and decorating) shall contain the contract clauses found in 29 C.F.R. 5.5(a), to ensure that all laborers and mechanics employed on the Project receive payment of not less than the prevailing wage.

I.	Affiliated Transactions

With regard to the Project, the Awardee shall not enter into any transaction, contract, or dealing with an Affiliate of the Awardee or with the Awardee's or Affiliate's directors, trustees, officers, managers, members (if the Awardee is a limited liability company), or other corporate officials, without the prior written consent of RUS. RUS' consent to advance award funds for affiliated transactions will be limited to an amount which is the lower of cost or market rate and which is subject to verification by RUS and its representatives having access to the books and records of the Affiliate.

As defined in the appropriate award document, "Affiliate" or "Affiliated Company" of any specified person or entity means any other person or entity directly or indirectly controlling of, controlled by, under direct or indirect common control with, or related to, such specified person or entity, or which exists for the sole purpose of providing any service to one company or exclusively to companies which otherwise meet the definition of affiliate. This definition includes Variable Interest Entities as described in Financial Accounting Standards Board Interpretation (FIN) No. 46(R), Consolidation of Variable Interest Entities. For the purpose of this definition, "control" means the possession directly or indirectly, of the power to direct or cause the direction of the management and policies of a company, whether such power is exercised through one or more intermediary companies, or alone, or in conjunction with, or pursuant to an agreement with, one or more other companies, and whether such power is established through a majority or minority ownership voting of securities, common directors, officers, or stockholders, voting trust, holding trusts (other than money exchanged) for property or services.

J.	Records

Records supporting all assets financed by RUS shall be retained until audited and approved by RUS.

Records must be sufficient to document the cost and location of all expenditures and to support advances and disbursement of award funds. The support records must include, but not be limited to, contracts, third party invoices, timesheets, payroll records, material records, and overhead allocation records and summary schedules

Records related to plant in service must be retained until the facilities are permanently removed from utility service, all removal and restoration activities are completed, and all costs are retired from the accounting records unless accounting adjustments resulting from reclassification and original costs studies have been approved by RUS or other regulatory body having jurisdiction.

Life and mortality study data for depreciation purposes must be retained for 25 years or for 10 years after plant is retired, whichever is longer.

II           PROFESSIONAL SERVICES

General

Awardees shall only obtain professional services from persons or firms not affiliated with, or that do not represent a contractor, vendor or manufacturer presently providing labor, materials, or equipment to the Awardee. This does not include in-house services.

A.	Engineering Services

All engineering services required by an Awardee, including inspection and certification, shall be rendered by an engineer selected by the Awardee and licensed in the State where the facilities will be located, or by qualified employees on the Awardee's staff, who after submission of qualifications to RUS, have been approved to perform such services.

(1)
Outside Consultant. Engineering services performed by an outside consultant may be covered under RUS Form 217, Postloan Engineering Services Contract - Telecommunications, RUS Form 245, Engineering Service Contract — Special Services, or a Non-Standard Contract.

(2)
In-House Engineering. When the proposed work is such that the engineering involved is within the capabilities of the employees on the Awardee's staff, Awardees may request RUS approval to provide such services. The request shall include:

(i)	A description of services to be performed;
(ii)
The names and qualifications of each employee that will be performing the specific services. In addition, the Awardee shall identify an employee who will be in charge of the services. Such employee must meet the State experience requirements for a registered engineer in the State where facilities will be located. In the absence of specific State experience requirements, this employee should have at least eight years experience in the design and construction of telecommunication facilities, with at least two years of the work experience at a supervisory level. RUS does not require professional registration of this employee, but this does not relieve the Awardee from compliance with applicable state registration requirements, which may require a licensed individual to perform such services; and

(iii)	A letter signed by an authorized representative of the Awardee requesting in-house engineering approval and certifying the supporting information.

RUS shall notify the Awardee by letter of approval or disapproval to perform in-house engineering. The letter shall set forth any conditions associated with an approval or the reasons for disapproval. RUS approval of in-house engineering services shall be only for the specific services covered by the approval.

B.	Architectural Services

The Awardee shall select an architect licensed in the state where the facility will be located. The borrower may use either RUS Form 220 or RUS Form 217 when contracting for architectural services, or a Non-Standard Contract.

C.	Contract and Closeout Documents

The Awardee must submit three executed copies of the RUS form contract or the approved Non- Standard Contract, covering the professional services to be provided, for final administrative approval. Once all services and obligations required under the professional services contract have been completed, Awardees shall submit two copies of RUS Form 288, Final Statement of Architect's Fees and/or RUS Form 506, Final Statement of Engineering Fees, to close out the specific RUS Form contract. Awardees using Non-Standard Contracts should provide a similar certification for Non-Standard Contracts.

III PURCHASE AND INSTALLATION OF EQUIPMENT

General

When purchasing any equipment, including installation, that costs more than $100,000, the Awardee must use a contract for the purchase. Any equipment purchases for less than $100,000, including installation, can be purchased under a purchase order and reimbursed after submission of the invoices along with an RUS Form 771a, following the inspection and reimbursement procedures under Work Order procedures.

A. Equipment Purchased with Contract

Awardee may use RUS Form 397, Special Equipment Contract (Including Installation), RUS Form 398, Special Equipment Contract (Not Including Installation), or a Non-Standard Contract.

The engineer shall prepare the performance requirements, including any installation requirements, if applicable, prior to releasing them along with the respective contract to prospective vendors. The Awardee may purchase equipment using a negotiated purchase, although RUS recommends that the Awardee obtain quotes from at least three different vendors.

Equipment purchased under RUS Form 398 or a Non-Standard Contract that does not include installation, may be installed by the Awardee using the Work Order method or RUS Form 773, as outlined in the Work Order procedures below.

B. Contract and Closeout Documents

Once a vendor has been selected, the Awardee must submit three executed copies of the RUS form contract or the approved Non-Standard Contract, including the non-standard performance requirements covering the equipment to be provided, for final administrative approval. Once all equipment purchased under the contract has been installed, and tested, and meets the performance requirements, the Awardee shall proceed with the closeout of the contract and submit a final contract closeout certification on RUS Form 756 or a similar certification for Non-Standard Contracts.

IV	CONSTRUCTION OF FACILITIES

General

Construction for outside plant facilities, building, and towers may be performed using the work order method or by an outside contractor. When using an outside contractor, either RUS Contract Forms 773, 257, or 515, or a Non-Standard contract may be used.

A.	Outside Contractor

If using a standard RUS Contract Form, the Awardee shall use the form without modifications, and attach any diagrams, sketches, and tabulations necessary to specify clearly the work to be performed and who shall provide which materials.

The engineer shall prepare the construction specifications prior to releasing them along with the respective contract to prospective contractors. RUS recommends that Awardees obtain quotes from several contractors before entering into a contract to ensure obtaining the lowest cost. The Awardee shall ensure that the contractor selected meets all federal, state, and local licensing requirements, as well as bonding requirements, and that the contractor maintains the insurance coverage required by the contract for the duration of the work. (See 7 C.F.R. Part 1788.)

Once a contractor has been selected, the Awardee must submit three executed copies of the RUS form contract (except RUS Form 773, which shall follow the procedures below) or the approved Non-Standard Contract, including the construction specifications for the work to be performed, for final administrative approval. Once construction has been completed per the construction specifications and all acceptance tests have been made, the Awardee shall proceed with the closeout of the contract and submit a final contract closeout certification on RUS Form 756 or a similar certification for Non-Standard Contracts.

B.	Work Order Procedures

Work order construction shall be performed to all local, state, and Federal requirements. As work order construction is performed, the Awardee shall keep daily timesheets and material reports, referenced by the work project number, to record labor and materials used. Cost accounting system must be in place to meet the requirements of 7 CFR 3015 (including 48 CFR 31.2), 3016, 3019 as applicable, to show the source and summary records to support requested and expended funds.

(1)
Inspection and Certification. Upon completion and prior to closeout, the Awardee shall obtain the engineer's certification on RUS Form 771a for all construction completed using RUS Form 773 or the work order method. An authorized official of the Awardee shall execute the Awardee's certification.

(2)
Reimbursement. To request funds for construction completed under the work order construction procedures or RUS Form 773 contract construction procedures, the Awardee shall submit RUS Form 771a, initialed by the GFR, along with a description of each project, as well RUS Form 481, Financial Requirement Statement (FRS). RUS Form 771a should be submitted only with the FRS that it supports. Unless otherwise approved by RUS, the Awardee shall finance all work order and RUS Form 773 contract construction with non-loan funds and obtain reimbursement with RUS funds when construction is completed and properly executed closeout documents have been submitted to RUS.

V	ADVANCE AND DISBURSEMENT OF FUNDS

General

The award document contains the provisions regarding advances and disbursement of funds to the Awardee. This section implements certain provisions by setting forth requirements and procedures to be followed by the Awardee in obtaining advances and making withdrawals/disbursements of funds.

RUS is under no obligation to make or approve advances of funds unless the Awardee complies with all terms and conditions of the award documents.

    A. Broadband Budget

The Awardee will be provided a broadband budget, based on the approved Application. This budget divides the award into budget categories that are associated with the proposed projects, such as equipment, outside plant, land and buildings, professional services, etc. Funds from one budget category may not be used for a different budget category without prior written approval from RUS.

    B. Budget Adjustments

If more funds are required than are available in a budget category, the Awardee may request RUS' approval of a budget adjustment to use funds from another budget category. The request shall include an explanation as to why the adjustment is needed and the affected budget categories. RUS will not approve a budget adjustment unless the Awardee can demonstrate that all purposes can still be completed with the requested adjustment. RUS, at its discretion, may make a budget adjustment without a formal request to encumber funds for a contract, when funds within the budget category are insufficient, and when it determines that the budget adjustment is insignificant.

    C. Pledged Deposit Account

The Awardee shall establish and maintain a pledged deposit account to hold all Advances deposited by the Agency. The pledged deposit account shall only be established in a bank or depository whose deposits are insured by the FDIC or other federal agency acceptable to RUS. Funds in the pledged deposit account shall be used solely for the purpose approved in the Application and shall be withdrawn/disbursed for the approved purposed for which they were requested in the financial requirement statement. All Advances will be deposited into the pledged deposit account by electronic transfer.

RUS may require that other funds be deposited into the pledged deposit account. These may include equity or general fund contributions to construction, proceeds from the sale of property, interest received on award funds and similar types of receipts. Deposit slips for any deposits to the pledged deposit account shall show the source and amount of funds deposited and be executed by an authorized representative of the bank. The disbursement of non-award funds deposited into the pledged deposit account requires the same RUS approval as Advances on the award.

For accounting purposes, all withdrawals/disbursements from the Pledged Deposit Account must be evidenced by canceled checks or support for other forms of payment. Disbursements to reimburse the Awardee's general fund account shall be documented by a reimbursement schedule to be retained in the Awardee's records that lists the pledged deposit account check number, date, and an explanation of amounts reimbursed for the Project.

D.	Financial Requirement Statement (FRS)

To request Advances the Awardee must submit RUS Form 481, Financial Requirement Statement ("FRS"), a description of the Advances desired, and other related information to the transactions as required by RUS.

The Awardee must request funds in the first Advance to repay any interim financing indebtedness, as well as other approved pre-application expenses. RUS may not make further Advances until the Awardee has submitted evidence, in form and substance satisfactory to RUS, that: (1) any indebtedness created by the interim financing and any liens associated therewith have been fully discharged of record; and (2) the Awardee has satisfied all other conditions on the advance of additional loan funds.

If the source of funds for interim financing is the Awardee's internally generated funds, the Awardee may request reimbursement of those funds along with Advances for other purposes on the first FRS submitted to RUS.

The Awardee shall, request advances as needed to meet its obligations promptly. Generally, RUS does not approve an advance requested more than 30 days before the obligation is payable.

Funds must be disbursed for the item for which they were advanced except in the following circumstance. If the Awardee needs to pay an invoice which has been approved on an FRS for which funds have not been advanced, and disbursement of advanced funds for another item has been delayed, the latter funds may be disbursed to pay the due and owing invoice up to the amount approved for such item on the FRS. The Awardee shall make entries on the next FRS showing the changes under "Total Advances to Date" and shall explain the changes in writing before RUS will process the next FRS.

The certification on each of the three copies of the FRS sent to RUS shall be signed by a corporate officer or manager authorized to sign such statements. RUS Form 675, Certificate of Authority, shall be submitted to RUS indicating the names of all persons authorized to sign a FRS. RUS will not process a FRS signed by an individual whose name is not included on the most recent Form 675.

Funds other than award funds that are deposited in the pledged deposit account are reported as a . credit under total disbursements. Disbursements of these funds are subject to the same RUS approvals as RUS funds.
The documentation required for audit of FRS transactions, include but are not limited to deposit slips for the pledged deposit account, all cancelled pledged deposit account checks and the supporting third party invoices, timesheets, payroll records, accounts payable records, general ledger, etc., and/or reimbursement schedules. These shall be kept in the Awardee's files for periodic audits by RUS.

The FRS shall be the primary method used by the Awardee to record and control transactions in the deposit account. Approved contracts and other items are shown on the FRS under "Approved Purposes." Funds are approved for advance as follows:

(1)	Contracts/Work Orders

(a)	Equipment Contracts: Ninety percent of the approved contract amount,including amendments, with the final 10 percent available when RUS approves the contract closeout certification.

(b)	Construction contracts: Ninety-five percent of the approved contract amount, including amendments, with the fmal 5 percent available when RUS approves the contract closeout certification.

(c)	Work orders: The amount shown on the RUS form 771a that RUS determines to be eligible for reimbursement.

(2)	Pre-Application Expenses and Engineering

(a)	Pre-Application expenses: Based on the final itemized invoice from the person(s) or firm(s) that provide services to complete the Application, engineering, and accounting, as approved by RUS.

(b)
Post-loan engineering contracts: Ninety-five percent of the amount of the RUS approved engineering contract, with the final 5 percent available when RUS approves the fmal statement of engineering/architectural fees.

(c)	In-house engineering: One hundred percent of the amount approved by RUS.

(3)	Operating Equipment

Office equipment, vehicles, and work equipment will be reimbursed based on copies of invoices.

E. Temporary Excess Construction Funds

When unanticipated events delay the Awardee's disbursement of advanced funds, the funds may be used for other approved purposes as described above or must remain in the pledged deposit account. If the pledged deposit account is an interest bearing account, all interest earned must remain in the pledged deposit account and cannot be disbursed without RUS approval.

F. Method of Advancing Funds

The first or subsequent advances may be conditioned on the satisfaction of certain requirements stated in the Awardee's agreement with RUS.

All advances shall be made electronically using the Automatic Clearing House (ACH). Normally, for advance of funds ACH only makes one payment per FRS.

The following information shall be included with each advance:

(1)	Name and address of Awardee's bank. If the Awardee's bank is not a member of the Federal Reserve System, the name and address of its correspondent bank that is a member of the Federal Reserve System;

(2)	ACH routing information;

(3)	Awardee's bank account title and number; and

(4)	Any other necessary identifying information.

ATTACHMENT 2

EQUAL OPPORTUNITY CONTRACT PROVISIONS

During the performance of this contract, the contractor agrees as follows:

(a)
The contractor shall not discriminate against any employee or applicant for employment because of race, color, religion, sex, or national origin. The contractor shall take affirmative action to ensure that applicants are employed, and that employees are treated during employment without regard to their race, color, religion, sex, or national origin. Such action shall include, but not be limited to the following: employment, upgrading, demotion, or transfer, recruitment, or recruitment advertising, layoff or termination, rates of pay or other forms of compensation, and selection for training, including apprenticeship. The contractor agrees to post in conspicuous places, available to employees and applicants for employment, notices to be provided setting forth the provisions of this non-discrimination clause.

(b)
The contractor shall, in all solicitations or advertisements for employees placed by or on behalf of the contractor, state that all qualified applicants shall receive consideration for employment without regard to race, color, religion, sex, or national origin.

(c)
The contractor shall send to each labor union or representative of workers with which he has a collective bargaining agreement or other contract or understanding, a notice to be provided advising the said labor union or worker's representative of the contractor's commitments under this section, and shall post copies of the notice in conspicuous place available to employees and applicants for employment.

(d)	The contractor shall comply with all provisions of Executive Order 11246 of September 24, 1965and of the rules, regulations, and relevant orders of the Secretary of Labor.

(e)
The contractor shall furnish all information and reports required by Executive Order. 11246 of September 24, 1965 and by the rules, regulations, and orders of the Secretary of Labor, or pursuant thereto, and shall permit access to his books, records, and accounts by the administering agency and the Secretary of Labor for purposes of investigation to ascertain compliance with such rules, regulation, and orders.

(f)
In the event of the contractor's non-compliance with the non-discrimination clauses of this contract or with any of the said rules, regulations, or orders, this contract may be cancelled, terminated, or suspended in whole or part by the Government, and the contractor may be declared ineligible for further Government contracts or federally assisted construction contracts in accordance with the procedure authorized in Executive Order 11246 of September 14, 1965, and such other sanctions may be imposed and remedies invoked as provided in said Executive Order or by rule, regulation, or order of the Secretary of Labor, or as otherwise provided by law.

(g)
The contractor shall include the provisions of paragraphs (a) through (g) in every subcontract or purchase order unless exempted by rules, regulations, or orders of the Secretary of Labor issued pursuant to Section 204 of Executive Order 11246, dated September 24, 1965, so that such provisions shall be binding upon each subcontractor or vendor. The contractor shall take such action with respect to any subcontract or purchase order as the administering agency may direct as a means of enforcing such provisions, including sanctions for non-compliance; provided, however, that in the event a contractor becomes involved in, or is threatened with, litigation with a subcontractor or vendor as a result of such direction by the agency, the contractor may request the United States to enter into such litigation to protect the interests of the United States.

PROMISSORY NOTE

                            ALASKA 1102-A40
                            Anchorage, Alaska

THIS PROMISSORY NOTE (hereinafter the “Note,”) dated as of June 1, 2010, is made by UNITED UTILITIES, INC. (hereinafter the “Borrower,”) a corporation duly organized and existing under the laws of the State of Alaska, to the UNITED STATES OF AMERICA, (hereinafter the “Government,”) acting through the Administrator of the Rural Utilities Service (“RUS.”)  For value received, the Borrower promises to pay to the order of the Government, at the United States Treasury, Washington, D.C., Forty Four Million One Hundred Fifty Eight Thousand Five Hundred Twenty Two Dollars ($44,158,522), with interest payable, from the date of each advance, on the amount advanced by the Government (hereinafter the “Advance,”) pursuant to a certain Loan/Grant and Security Agreement, dated the same date as this Note (hereinafter the “Loan/Grant Agreement,”) made by and between the Borrower and the Government, and remaining unpaid from time to time, in the time and manner herein provided:

1.
Interest Rate.  Interest on each Advance shall be at rate(s) per annum, published by the Secretary of the Treasury, which shall be equal to the cost of borrowing of the Department of Treasury for obligations, as determined by the Government, of comparable maturity (hereinafter the “Cost-of-Money Interest Rate.”)

2.
Maturity Date.  On a date Twenty Four (24) years after the date hereof, the principal hereof advanced pursuant to the Loan/Grant Agreement and remaining unpaid, if any, and interest thereon, shall be due and payable (hereinafter the “Maturity Date.”)

3.
Fund Advance Period.  Funds will be advanced pursuant to the Loan/Grant Agreement.  The fund advance period for this Note begins on the date hereof and terminates three (3) years from the date of this Note (hereinafter the “Termination Date.”)  No funds will be advanced subsequent to the Termination Date.

4.	Payments on Advances.

(a)
Made Within One (1) Year.  Interest on Advances made during the first year from the date of the first Advance hereunder, and remaining unpaid, shall be payable on the last day of each month (hereinafter the “Monthly Payment Date,”) beginning on the last day of the month following the month of each Advance for the period ending one (1) year from the date of the first Advance hereunder.  Thereafter, to and including the Maturity Date, the Borrower shall make a payment every Monthly Payment Date on each Advance made during such period which shall be: (i) substantially equal to all subsequent monthly payments and (ii) in an amount that will pay all principal and interest due on each Advance no later than the Maturity Date.

(b)
Made After One (1) Year.  Interest and principal payments on Advances made more than one (1) year after the date of the first Advance hereunder shall be repaid in installments beginning with the Monthly Payment Date of the month following each Advance and ending on the Maturity Date.  The first such payment on an Advance shall be increased by the amount of interest accruing between the date of the Advance and the first day of the next month.  Thereafter, to and including the Maturity Date, the Borrower shall make a payment every Monthly Payment Date on each Advance (i) substantially equal to every other monthly payment on such Advance, and (ii) in an amount that will pay all principal and interest of each Advance no later than the Maturity Date.  This payment shall be in addition to the payment on the Advances made within one (1) year from the date of the first Advance hereunder and remaining unpaid.

5.
Application of Payments.  Each payment made on this Note shall be applied as follows: First, to expenses, costs and penalties; Second, to late charges; Third, to the payment of interest on principal; and Fourth, to principal.

6.
Prepayment.  All, or a portion of the outstanding balance, of any Advance may be prepaid on any payment date, as herein provided.  However, so long as any of the principal advanced pursuant to the Loan/Grant Agreement shall remain unpaid, the Borrower shall be obligated to make the monthly payment on account of principal and interest, in the amount provided herein, unless the Borrower and the Government shall otherwise agree, in writing.

7.
Late Payments.  A late charge shall be charged on any payment not made within five (5) days of the date the payment becomes due.  The late charge rate shall be computed on the payment from the due date at a rate equal to the rate of the cost of funds to the United States Treasury as prescribed and published by the Secretary of the Treasury.  In addition, the Borrower shall pay administrative costs and penalty charges assessed in accordance with applicable Government regulations.  Acceptance by the Government of a late payment shall not be deemed to be a waiver of any right or remedy of the Government.

8.
Security.  This Note is secured by a security interest in collateral described in the Loan/Grant Agreement as such agreement may be amended, supplemented, consolidated or restated from time to time.  Rights and obligations with respect to the collateral are stated herein.

9.
Noteholder.  This Note evidences indebtedness created by a loan made pursuant to the American Recovery and Reinvestment Act of 2009, Pub. L. 111-5, 123 Stat. 115 (2009), the Notice of Funds Availability published at 74 Fed. Reg. 33104 and Title VI of the Rural Electrification Act of 1936 (7 U.S.C. 901 et seq.)  The Government shall be and shall have all rights as holder of this Note.

10.
Default.  In an event of default, as provided in the Loan/Grant Agreement, all principal advanced pursuant to the Loan/Grant Agreement and remaining unpaid on this Note, and all interest thereon may be declared or may become due and payable in the manner and with the effect provided in the Loan/Grant Agreement.

11.	Costs. The Borrower shall pay any and all costs and expenses incurred in connection with the exercise of rights or the enforcement of remedies, as set forth in the Loan/Grant Agreement.

12.	Waivers. The Borrower waives demand, presentment for payment, notice of non-payment, notice of dishonor, protest, and notice of non-payment of this Note.

13.
Obligations.  The obligations hereunder of the Borrower on this Note are absolute and unconditional, irrespective of any defense or any right to set off, recoupment, or counterclaim it might otherwise have against the Government.

IN WITNESS WHEREOF, the Borrower has caused this Note to be signed in its corporate or legal name and its corporate seal, if any, to be hereunto affixed and attested by its officers thereunto duly authorized, all as of the day and year first above written.

UNITED UTILITIES, INC.

by _/s/ Steve Hamlen_______________
Name:  Steve Hamlen

(SEAL)                                                                            Title:  President & CEO

Attested to by: _/s/ Bonnie J. Paskvan______